                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                              CONNING CORPORATION
                                       at
                              $12.50 NET PER SHARE
                                       by
                               CC MERGER SUB INC.
                      an indirect wholly owned subsidiary
                                       of
                      METROPOLITAN LIFE INSURANCE COMPANY

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 17, 2000, UNLESS THE OFFER IS EXTENDED.

  A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (II) THROUGH
(IV). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO
                              TENDER YOUR SHARES.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: (a) APPROVED OR DISAPPROVED OF THE TRANSACTION; (b) PASSED UPON
 THE MERITS OR FAIRNESS OF THE TRANSACTION; OR (c) PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                      The Dealer Manager for the Offer is:

                        Credit Suisse/First Boston Logo

March 20, 2000

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
Summary of the Offer................................................    ii
Introduction........................................................     1
Special Factors.....................................................     2
    I.  Background of the Tender Offer and the Merger Agreement.....     2
   II.  Purpose of, Alternative to, Reasons for and Effects of the
        Tender Offer and the Merger.................................     5
  III.  Fairness of the Tender Offer and the Merger.................     6
   IV.  Reports, Opinions and Appraisals............................     7
    V.  Interests of Certain Persons................................    16
The Tender Offer and the Merger.....................................    20
    1.  Terms of the Tender Offer...................................    20
    2.  Acceptance for Payment and Payment for Conning Shares.......    22
    3.  Procedures for Accepting the Offer and Tendering Shares.....    23
    4.  Withdrawal Rights...........................................    25
    5.  Price Range of the Shares; Dividends........................    26
    6.  Possible Effects of the Tender Offer on the Market for the
        Conning Shares; Stock Quotation; Securities Exchange Act
        Registration; Margin Regulations............................    26
    7.  Information Concerning Conning..............................    28
    8.  Information Concerning MetLife and Purchaser................    30
    9.  The Merger Agreement and the Merger.........................    32
   10.  Source and Amount of Funds..................................    41
   11.  Dividends and Distributions.................................    41
   12.  Conditions of the Offer.....................................    41
   13.  Legal and Regulatory Matters................................    43
   14.  Fees and Expenses...........................................    45
   15.  Miscellaneous...............................................    46
Schedule I  Directors and Executive Officers of MetLife and            I-1
  Purchaser.........................................................

                              SUMMARY OF THE OFFER

PRINCIPAL TERMS

     - MetLife, through an indirect wholly owned subsidiary, is offering to buy all outstanding shares of Conning common stock not already owned by MetLife and its affiliates. MetLife and its affiliates already own approximately 60.4% of the outstanding Conning shares. The tender price is $12.50 per share in cash, less any required withholding taxes. Tendering stockholders will not have to pay brokerage fees or commissions.

     - As provided in our merger agreement with Conning, the tender offer is the first step in our plan to acquire all of the outstanding Conning shares that we do not already own. We would like to acquire enough Conning shares in the tender offer so that, including the Conning shares we already own, we would control at least two-thirds of the outstanding Conning shares. If we reach this target in the tender offer, we will acquire any remaining Conning shares in a later merger for $12.50 per share in cash. With control over two-thirds of the outstanding Conning shares, we can ensure approval of the merger. Conning stockholders who comply with Missouri law will have appraisal rights in the merger.

     - The initial offering period of the offer will expire at 12:00 midnight, New York City time, on Monday, April 17, 2000, unless we extend the offer.

     - If we decide to extend the tender offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the tender offer.

RECOMMENDATION OF THE CONNING SPECIAL COMMITTEE

     The Conning board of directors formed a special committee consisting of Conning's independent director to consider, evaluate and negotiate the terms of the merger agreement and to make a recommendation on the offer and the merger to the Conning board of directors.

     The Conning special committee has determined that the tender offer and the merger are fair to, advisable and in the best interests of Conning and its stockholders, and has recommended to the Conning board of directors that it recommend to the Conning stockholders acceptance of the tender offer and, if necessary, approval of the merger agreement.

RECOMMENDATION OF THE CONNING BOARD OF DIRECTORS

     The Conning board of directors has determined that, based upon the recommendation of the Conning special committee and other considerations, the tender offer and the merger are fair to, advisable and in the best interests of Conning and its stockholders, and has voted to recommend to the Conning stockholders acceptance of the tender offer and, if necessary, approval of the merger agreement. The Conning board of directors recommends that Conning stockholders tender their shares in the tender offer and, if necessary, approve the merger agreement.

CONDITIONS

     We are not required to complete the tender offer unless enough Conning shares are validly tendered and not withdrawn prior to the expiration of the tender offer so that, including the Conning shares we already own, we would control at least two-thirds of the outstanding Conning shares.

     Other conditions to the tender offer are described on pages 41 through 43. The tender offer is not conditioned on MetLife obtaining financing.

PROCEDURES FOR TENDERING

     If you wish to accept the tender offer, you must do the following:

     - If you are a record holder (i.e., a stock certificate has been issued to you), you must either complete and sign the enclosed letter of transmittal and send it with your stock certificate to the depositary for the tender offer, ChaseMellon Shareholder Services, L.L.C., or follow the procedures described in this document for book-entry transfer. These materials must reach the depositary before the tender offer expires. Detailed instructions are contained in the letter of transmittal and on pages 23 through 25 of this document.

     - If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your Conning shares using the enclosed notice of guaranteed delivery. Please call our information agent, MacKenzie Partners, Inc., at 800-322-2885 for assistance. See page 24 for further details.

     - If you hold your Conning shares through a broker or bank, you should instruct your broker or bank to tender your Conning shares.

WITHDRAWAL RIGHTS

     If, after tendering your Conning shares in the tender offer, you decide that you do NOT want to accept the tender offer, you can withdraw your Conning shares by so instructing the depositary before the tender offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Conning shares. See pages 25 and 26 for further details.

SUBSEQUENT OFFERING PERIOD

     - We may give stockholders who do not tender in the tender offer another opportunity to tender at the same price in a subsequent offering period. However, if there are tendered and not withdrawn enough Conning shares so that, including the Conning shares we already own, we would control at least 90% of the outstanding Conning shares, there will not be a subsequent offering period. Instead, we will complete the merger as soon as possible after the tender offer expires and without a vote of Conning stockholders, as permitted under Missouri law. Conning stockholders who had not previously tendered their shares will receive the same price per share upon completion of the merger.

     - The subsequent offering period, if any, will begin on the day we announce that we have purchased Conning shares in the offer and last for three to 20 business days. We may extend the subsequent offering period, but it will not last more than 20 business days in total.

     - There will be no withdrawal rights in the subsequent offering period.

RECENT CONNING TRADING PRICES; SUBSEQUENT TRADING

     - The average of the closing prices for Conning shares over the 20 trading days immediately before we publicly announced on January 18, 2000 the proposal to acquire Conning was $8.68 per share.

     - The closing price for Conning shares was:

        - $9.56 per share on January 14, 2000, the last trading day before we announced the proposal to acquire Conning, and

        - $12.31 per share on March 17, 2000, the last trading day before the printing of these materials.

     - Before deciding whether to tender, you should obtain a current market quotation for Conning shares.

FURTHER INFORMATION

     If you have questions about the offer, you can call:

Our Information Agent:
  MacKenzie Partners, Inc.
  Banks and Brokers Call Collect:           (212) 929-5500
  All others Call Toll Free:                (800) 322-2885
or our Dealer Manager:
  Credit Suisse First Boston Corporation
  Call Toll Free:                           (800) 646-4543

To: All Holders of Shares of Common Stock of Conning Corporation

                                  INTRODUCTION

     CC Merger Sub Inc. ("Purchaser"), an indirect wholly owned subsidiary of Metropolitan Life Insurance Company, or MetLife, is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of Conning Corporation at a purchase price of $12.50 per share, net to the seller in cash (less any required withholding taxes), without interest, upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal (which, together, constitute the tender offer). As used in this document, the term "tender offer" includes any subsequent offering period, as described in Section 1.

     Stockholders of record who hold Conning shares registered in their name and tender the Conning shares directly to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the letter of transmittal, stock transfer taxes on the sale of Conning shares in the tender offer. Stockholders who hold their Conning shares through a bank or broker should check with such institution as to whether they will be charged any service fees. However, if you do not complete and sign the Substitute Form W-9 included in the letter of transmittal, you may be subject to a required backup United States federal income tax withholding of 31% of the gross proceeds payable to you. See Section
3. We will pay all charges and expenses of Credit Suisse First Boston Corporation, as Dealer Manager ("Credit Suisse First Boston" or the "Dealer Manager"), the Depositary, and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the tender offer. See
Section 14.

     THE CONNING SPECIAL COMMITTEE, CONSISTING OF THE SOLE DIRECTOR ON THE CONNING BOARD OF DIRECTORS WHO WAS NEITHER AN OFFICER OF CONNING NOR AN OFFICER OF METLIFE, HAS DETERMINED THAT THE TENDER OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF CONNING AND ITS STOCKHOLDERS, AND HAS RECOMMENDED TO THE CONNING BOARD OF DIRECTORS THAT IT RECOMMEND TO THE CONNING STOCKHOLDERS ACCEPTANCE OF THE TENDER OFFER AND, IF NECESSARY, APPROVAL OF THE MERGER AGREEMENT. THE CONNING BOARD OF DIRECTORS HAS DETERMINED, BASED UPON THE RECOMMENDATION OF THE CONNING SPECIAL COMMITTEE AND OTHER CONSIDERATIONS, THAT THE TENDER OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF CONNING AND ITS STOCKHOLDERS, AND HAS VOTED TO RECOMMEND TO THE CONNING STOCKHOLDERS ACCEPTANCE OF THE TENDER OFFER AND, IF NECESSARY, APPROVAL OF THE MERGER AGREEMENT. THE CONNING BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS TENDER THEIR CONNING SHARES IN THE TENDER OFFER AND, IF NECESSARY, APPROVE THE MERGER AGREEMENT.

     We are not required to purchase any Conning shares unless enough Conning shares are validly tendered and not withdrawn prior to the expiration of the tender offer so that, including the Conning shares we already own, we would control at least two-thirds of the outstanding Conning shares (the "Minimum Condition"). We reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission), which we presently have no intention of exercising, to waive the Minimum Condition and to elect to purchase a smaller number of Conning shares. The tender offer is also subject to certain other terms and conditions. See Sections 1, 9, and 12.

     We are making the tender offer under the Agreement and Plan of Merger, by and among MetLife, Purchaser and Conning, dated as of March 9, 2000. Following the completion of the tender offer and the satisfaction or waiver of certain conditions, Conning will merge with Purchaser. Conning will continue as the surviving corporation. In the merger, each outstanding Conning share that is not controlled by us (other than Conning shares held by stockholders who perfect and do not withdraw or otherwise lose their appraisal rights under Missouri law) will be converted into the right to receive the merger consideration, which will be $12.50 net in cash or any higher price paid per Conning share in the tender offer. Section 9 contains a description of the merger agreement.

     Salomon Smith Barney Inc. ("Salomon Smith Barney"), financial advisor to the Conning special committee, delivered to the Conning special committee a written opinion that, as of the date of the merger agreement, the consideration of $12.50 per Conning share to be received by the stockholders of Conning, other than MetLife and its affiliates, in the tender offer was fair to the Conning stockholders from a financial point of view. A copy of the Salomon Smith Barney opinion is included with Conning's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed with this offer to purchase; stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Salomon Smith Barney. Salomon Smith Barney's advisory services and opinion were provided for the information of the Conning special committee in its evaluation of the tender offer and the merger and the opinion is not intended to be, nor does it constitute a recommendation to any Conning stockholder as to whether such holder should tender Conning shares in the tender offer or vote in favor of the merger, if applicable.

     Approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding Conning shares. As a result, if the Minimum Condition and the other conditions to the tender offer are satisfied and the tender offer is completed, we will own a sufficient number of Conning shares to ensure that the merger will be approved by Conning stockholders. See Sections 9 and 12.

     If, pursuant to the tender offer, we acquire enough Conning shares so that, including the Conning shares we already own, we control at least 90% of the outstanding Conning shares, it will not be necessary under Missouri law to hold a meeting of Conning stockholders to approve the merger.

     To MetLife's knowledge after making reasonable inquiry, all of the individuals listed on Schedule I to this offer to purchase and all of the executive officers, directors and affiliates of Conning who own or hold Conning shares currently intend to tender their Conning shares (other than Conning shares that they have the right to purchase by exercising stock options and Conning shares that, if tendered, would cause them to incur liability under the short-swing-profits provisions of the Securities Exchange Act of 1934, as amended) to MetLife in the tender offer. To MetLife's knowledge after making reasonable inquiry, none of the individuals listed on Schedule I to this offer to purchase and none of the executive officers and affiliates of Conning, except those officers who serve on the Conning board of directors, has made a recommendation either in support of or opposed to the transaction.

     Conning has informed us that, as of March 3, 2000, there were 13,753,359 Conning shares issued and outstanding and 2,185,713 Conning shares reserved for issuance upon the exercise of outstanding stock options.

     THE TENDER OFFER IS CONDITIONED UPON THE FULFILLMENT OF THE CONDITIONS DESCRIBED IN SECTION 12. THE INITIAL OFFERING PERIOD OF THE TENDER OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 17, 2000, UNLESS WE EXTEND IT.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ THEM CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER.

                                SPECIAL FACTORS

I. BACKGROUND OF THE TENDER OFFER AND THE MERGER AGREEMENT

     On January 6, 2000, MetLife acquired indirect beneficial ownership of 8,304,995 Conning shares when it purchased from General American Mutual Holding Company, a Missouri mutual insurance holding company, all of the issued and outstanding shares of capital stock of GenAmerica Corporation. GenAmerica owns all of the issued and outstanding shares of capital stock of General American Life Insurance Company, which owns all of the issued and outstanding shares of capital stock of GenAm Holding Company, which is the record owner of the 8,304,995 Conning shares. These Conning shares represent approximately 60.4% of the outstanding Conning shares, based upon the number of outstanding Conning shares represented to us by Conning in the merger agreement. MetLife paid $1.2 billion for the capital stock of GenAmerica. The address of the principal office of each of GenAmerica, General American Life Insurance and GenAm Holding is 700 Market Street, St. Louis, Missouri 63101.

     Subsequent to the acquisition of GenAmerica, MetLife decided that it would be in the best interests of MetLife and its policyholders if MetLife acquired the outstanding Conning shares that it did not already control through GenAmerica. On the afternoon of January 14, 2000, MetLife submitted a proposal letter to the Conning board of directors. This letter set forth MetLife's initial proposal to acquire all of the outstanding Conning shares not already controlled by MetLife for $10.50 per share in cash. MetLife also informed the Conning board of directors that it had retained Credit Suisse First Boston to act as its financial advisor in connection with the proposal.

     MetLife issued a press release the next business day, which was January 18, 2000, announcing that it had made the proposal. This press release also announced that MetLife would assume investment management responsibility over the general account assets of General American Life Insurance, which Conning was managing at the time. As of December 31, 1999, these general account assets had a market value of approximately $5.8 billion. In 1999, Conning received approximately $6.8 million in fees for providing investment management services with respect to these assets. MetLife's general policy is to manage its own general account assets and the general account assets of its insurance subsidiaries, rather than to retain the services of third-party asset managers such as Conning. See Section 8. Conning issued a press release announcing that it had received the proposal letter. A copy of MetLife's press release is attached as Exhibit (a)(7) to the Tender Offer Statement on Schedule TO (the "Schedule TO"), and a copy of the proposal letter is attached as Exhibit (a)(6) to the Schedule TO.

     On January 21, 2000, the Conning board of directors met to discuss the MetLife proposal letter. The Conning board of directors established the Conning special committee, consisting of John A. Fibiger, the sole director who was neither an officer of Conning nor an officer of MetLife, for the purpose of considering, evaluating and negotiating the proposed transaction with MetLife on behalf of the minority shareholders and making a recommendation to the Conning board of directors. The Conning board of directors also authorized the Conning special committee to retain, at the expense of Conning, independent financial and legal advisors.

     On January 24, 2000, the Conning special committee spoke with representatives of Salomon Smith Barney and the Conning special committee's independent legal counsel. Both Salomon Smith Barney and such legal counsel had been retained by a previous special committee of the Conning board of directors in connection with MetLife's acquisition of GenAmerica. Salomon Smith Barney advised the Conning special committee that Salomon Smith Barney and its predecessors and affiliates previously have provided and currently are providing investment banking services to MetLife and its affiliates unrelated to the offer and the merger. The Conning special committee nevertheless decided to continue to use Salomon Smith Barney as its financial advisor. The Conning special committee determined that other eligible firms were likely to have financial relationships with MetLife that are comparable to those of Salomon Smith Barney and that choosing a firm other than Salomon Smith Barney, one less familiar with Conning, would delay the process of considering, evaluating and negotiating the proposed transaction with MetLife.

     On January 27, 2000, the Conning special committee met with representatives of Salomon Smith Barney and the Conning special committee's legal counsel. The Conning special committee's legal counsel reviewed the responsibilities and legal duties of the Conning special committee. Salomon Smith Barney presented its preliminary valuation analysis of Conning. The special committee concluded that better terms, including a higher price per share, should be sought from MetLife. The special committee then directed legal counsel to pursue discussions on the status of a draft merger agreement and to facilitate the initiation of a dialogue between Salomon Smith Barney and Credit Suisse First Boston.

     On February 2, 2000, special legal counsel to MetLife delivered a draft merger agreement to counsel for the Conning special committee and Conning.

     On February 4, 2000, representatives of Credit Suisse First Boston and Salomon Smith Barney held a meeting at the offices of Salomon Smith Barney in New York to discuss possible valuation analyses of Conning.

     On February 7 and February 9, 2000, representatives of Credit Suisse First Boston spoke by phone with Conning's management and representatives of Salomon Smith Barney to review Conning's financial projections, which took into account the assumption by MetLife of investment management responsibility over most of the general account assets of General American Life Insurance and its insurance subsidiaries (other than Reinsurance Group of America, Incorporated ("RGA")).

     Between February 9 and February 23, 2000, representatives of Salomon Smith Barney and Credit Suisse First Boston spoke on several occasions to discuss possible valuation analyses of Conning and Conning's financial projections.

     On February 23, 2000, the Conning special committee spoke by phone with representatives of Salomon Smith Barney and the Conning special committee's legal counsel. The special committee contemplated developments in the process to date, valuation considerations and next steps in the negotiating process with MetLife. The special committee instructed its legal counsel and Salomon Smith Barney to pursue negotiations with their respective MetLife counterparts.

     On February 24 and February 25, 2000, representatives of Salomon Smith Barney and Credit Suisse First Boston held conference calls to discuss Conning's financial projections and possible valuation analyses of Conning.

     On February 25, 2000, representatives of MetLife's financial and legal advisors spoke with the Conning special committee's financial and legal advisors to discuss MetLife's perspective on Conning's valuation in light of the Conning management projections and MetLife's own internal analysis of Conning's business. As part of these discussions, MetLife's financial and legal advisors and the Conning special committee's financial and legal advisors met to discuss various alternatives. During these discussions, Salomon Smith Barney, on behalf of the Conning special committee, attempted to negotiate a higher price in the tender offer and the merger. Additional information was sent to Credit Suisse First Boston. The negotiations eventually resulted in MetLife increasing its offer to $12.50 per share.

     Between February 26, 2000 and March 9, 2000, MetLife, Conning and the Conning special committee, and their respective counsel, negotiated the terms of the definitive merger agreement.

     On February 27, 2000, the Conning special committee spoke by telephone with representatives of Salomon Smith Barney and the Conning special committee's legal counsel to review the results of negotiations, the timing of completing the negotiation process and possible public announcements regarding related developments.

     On March 2, 2000, the Conning special committee met with representatives of Salomon Smith Barney and the Conning special committee's legal counsel. Salomon Smith Barney presented its financial analysis regarding MetLife's current proposal and gave its oral opinion that, as of March 2, 2000, a $12.50 offer price was fair, from a financial point of view, to Conning's stockholders other than MetLife and its affiliates. The Conning special committee's legal counsel reviewed the legal issues in connection with the draft merger agreement and the status of related stockholder litigation.

     On March 9, 2000, the Conning special committee met with representatives of Salomon Smith Barney and the Conning special committee's legal counsel to review remaining issues in the merger negotiations. Salomon Smith Barney confirmed that its fairness opinion regarding the terms of the proposed merger with MetLife had not changed since it presented to the Conning special committee on March 2, 2000. Subject to an acceptable outcome in the negotiation of final terms of the merger agreement, the special committee (a) determined that the tender offer and proposed merger are fair to, advisable and in the best interests of Conning and its stockholders, (b) approved the offer and the merger, (c) recommended that the Conning board accept the tender offer and approve the merger agreement, and
(d) recommended that the Conning board recommend acceptance of the tender offer and approval of the merger agreement by Conning's stockholders.

     Immediately following the meeting of the Conning special committee with its financial and legal advisors on March 9, 2000, the Conning board of directors met and received presentations from Conning's counsel and Salomon Smith Barney and received the recommendation of the Conning special committee. By unanimous vote, other than Richard A. Liddy who abstained because he is an officer of MetLife and of an affiliate of MetLife, the Conning board of directors then (a) determined that each of the tender offer and the merger was fair to, advisable and in the best interests of Conning and its stockholders (other than MetLife and its affiliates), (b) voted to recommend to the Conning stockholders acceptance of the tender offer and, if necessary, approval of the merger agreement, and (c) recommended that Conning stockholders tender their Conning shares in the tender offer and, if necessary, approve the merger agreement.

     Throughout the period between January 24, 2000 and March 9, 2000, the Conning special committee regularly consulted with and directed, as appropriate, the Conning special committee's legal counsel and Salomon Smith Barney on developments in the negotiations relating to the proposed tender offer and merger.

     On March 9, 2000, MetLife, Purchaser and Conning entered into the merger agreement. MetLife and Conning also issued a joint press release prior to the commencement of trading in Conning shares, which release announced the execution of the merger agreement and the impending tender offer. A copy of this press release is included as Exhibit (a)(8) to the Schedule TO and is incorporated herein by reference.

II. PURPOSE OF, ALTERNATIVE TO, REASONS FOR AND EFFECTS OF THE TENDER OFFER AND THE MERGER

     PURPOSE, ALTERNATIVE AND REASONS. The purpose of the tender offer and the merger is to enable MetLife to acquire control of the entire equity interest in Conning. MetLife's current intention is to retain the Conning shares that it acquires in the tender offer and the merger. If the tender offer and the merger are completed, Conning will merge with Purchaser. Conning will continue as the surviving corporation. MetLife has no current plan or proposal to sell the Conning shares that it acquires in the tender offer. However, from time to time, as conditions warrant, MetLife may dispose of all or any portion of the Conning shares.

     The two-step tender-offer-and-merger structure has been used in lieu of the alternative one-step merger structure because MetLife believes that the two-step structure can be completed more quickly than a one-step merger transaction. MetLife believes that the acquisition of Conning is appropriate at this time because it will best position Conning to pursue future business and growth opportunities, maximize the value of Conning and best serve the interests of Conning and its stockholders.

     EFFECTS. When the merger is completed, Conning will be an indirect wholly owned subsidiary of MetLife. It is MetLife's intention that a majority of the Conning board of directors will consist of representatives of MetLife.

     Following completion of the tender offer and the merger, MetLife's and its subsidiaries' combined interest in Conning's net book value and net earnings will increase from approximately 60.4% to 100%. According to Conning's Form 10-K for the year ended December 31, 1999, 100% of Conning's net book value as of December 31, 1999 was approximately $95.7 million (which means that 60.4% was approximately $57.8 million), and 100% of Conning's net income for the year ended December 31, 1999 was approximately $13.3 million (which means that 60.4% was approximately $8.0 million). MetLife and its subsidiaries will be entitled to all of the benefits of owning 100% of Conning, including all income generated by Conning's operations, any future increase in Conning's value and the right to elect all members of the Conning board of directors. Similarly, MetLife will also bear the risk of losses resulting from Conning's operations and from any decline in the value of Conning after the merger.

     Following completion of the tender offer and the merger, MetLife will cause Conning's common stock to be delisted from the NASDAQ and Conning will be a privately held corporation. Accordingly, current Conning stockholders who are not affiliated with MetLife will not have the opportunity to participate in the earnings and growth of Conning and will not have any right to vote on corporate matters. Similarly, after completion of the merger, former stockholders will not face the risk of losses resulting from Conning's operations or from any decline in the value of Conning.

     MATERIAL UNITED STATES FEDERAL INCOME TAX EFFECTS. Your receipt of cash for Conning shares in the tender offer or the merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For United States federal income tax purposes, if you sell or exchange your Conning shares in the tender offer or the merger, you would generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Conning shares that you sold or exchanged. That gain or loss will be capital gain or loss (assuming you hold your Conning shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held the Conning shares for more than one year or will be short term if, as of such date, you have held the Conning shares for one year or less.

     The discussion above may not be applicable to certain types of stockholders, including stockholders who acquired Conning shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies).

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE TENDER OFFER AND MERGER, INCLUDING UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES.

III. FAIRNESS OF THE TENDER OFFER AND THE MERGER

     MetLife and Purchaser believe that the consideration to be received in the tender offer and the merger by the Conning stockholders that are unaffiliated with MetLife is fair to those stockholders. MetLife and Purchaser base their belief on the following:

     - after a thorough review with independent financial and legal advisors, the Conning special committee concluded that the tender offer and the merger are fair to, advisable and in the best interests of Conning and its stockholders, and approved the tender offer and the merger agreement;

     - based upon the recommendation of the Conning special committee and other considerations, the Conning board of directors, other than Richard A. Liddy who abstained because of his positions as an officer of MetLife and of a MetLife subsidiary, determined that the tender offer and the merger are fair to, advisable and in the best interests of Conning stockholders, and unanimously approved the tender offer and the merger agreement;

     - on March 9, 2000, the Conning special committee received a written fairness opinion from Salomon Smith Barney that, subject to the various assumptions and limitations set forth in that opinion, as of the date thereof, the $12.50 per Conning share in cash to be received by Conning stockholders in the tender offer and the merger was fair to Conning stockholders (other than MetLife or Conning and their respective wholly owned subsidiaries) from a financial point of view;

     - for over six weeks, the merger agreement was negotiated at arm's length with the Conning special committee, which acted independently, with the assistance of financial and legal advisors and on behalf of Conning stockholders unaffiliated with MetLife;

     - Conning's historical financial performance and MetLife's projections of Conning's future financial performance, which take into account MetLife's assumption of investment management responsibility over the general account assets of General American Life Insurance;

     - Conning's business and earnings prospects, near- and long-term business risks, the competitive business environment in which Conning operates and business and valuation trends in Conning's industry;

     - the cash consideration of $12.50 per share to be paid in the tender offer and the merger represents (a) a premium of approximately 30.7% above the closing price of Conning shares on the last trading day before MetLife announced its initial proposal to acquire Conning, (b) a premium of approximately 44.0% above the average of the closing prices for Conning shares over the 20 trading days immediately before we publicly announced the proposal to acquire Conning, and (c) a premium of approximately 48.1% above the closing price for Conning shares on each of December 14, 15 and 16, 1999, approximately one month before MetLife announced its initial proposal to acquire Conning;

     - the structure of the transaction is designed to result in Conning stockholders, other than MetLife and its affiliates, receiving the consideration in the tender offer and the merger at the earliest possible time; and

     - MetLife's internally prepared financial analysis, which included a review of comparable current market prices and historical comparable transaction prices of Conning's peer group, as well as a discounted cash flow analysis, to determine the value of Conning shares.

     MetLife and Purchaser did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. In light of the nature of Conning's business, MetLife and Purchaser did not deem net book value or liquidation value to be relevant indicators of the value of Conning shares. The merger can be completed without the approval of a majority of the Conning stockholders that are unaffiliated with MetLife.

IV. REPORTS, OPINIONS AND APPRAISALS

     OPINION OF SALOMON SMITH BARNEY. Salomon Smith Barney was retained to act as financial advisor to the Conning special committee in connection with, among other things, the proposed acquisition by MetLife of the outstanding Conning shares owned by stockholders not affiliated with MetLife. Pursuant to Salomon Smith Barney's engagement letter with the independent directors of Conning, dated August 16, 1999, Salomon Smith Barney rendered an oral opinion to the special committee on March 2, 2000, which opinion was confirmed in writing on March 9, 2000, to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors it deemed relevant, as of that date, the tender offer price was fair, from a financial point of view, to the holders of Conning shares other than MetLife and its affiliates.

     The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Exhibit (c)(1) to the Schedule TO. A copy of the Salomon Smith Barney opinion is available for inspection and copying by any holder of Conning shares or any representative of such holder who has been so designated in writing, at the principal executive offices of Conning during normal business hours. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. STOCKHOLDERS ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

     In arriving at its opinion, Salomon Smith Barney reviewed a draft of the merger agreement, dated March 7, 2000, and held discussions with certain senior officers, directors and other representatives and advisors of Conning concerning the businesses, operations and prospects of Conning. Salomon Smith Barney examined publicly available business and financial information relating to Conning, as well as financial forecasts and other information and data for Conning that were provided to or otherwise discussed with Salomon Smith Barney by the management of Conning. Salomon Smith Barney reviewed the financial terms of the tender offer and the merger as set forth in the merger agreement in relation to, among other things:

     - current and historical market prices and trading volumes of Conning shares;

     - the historical and projected earnings and other operating data of Conning; and

     - the capitalization and financial condition of Conning.

     Salomon Smith Barney also considered, to the extent publicly available, the financial terms of other similar transactions recently effected that Salomon Smith Barney considered relevant in evaluating the tender offer and the merger and analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Conning. In addition, Salomon Smith Barney conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney was advised by the management of Conning that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Conning as to the future financial performance of Conning.

     Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of Conning's assets or liabilities (contingent or otherwise) nor did Salomon Smith Barney make any physical inspection of Conning's properties or assets. Representatives of Conning advised Salomon Smith Barney, and Salomon Smith Barney assumed, that the final terms of the definitive merger agreement would not vary materially from those set forth in the draft reviewed by Salomon Smith Barney. Salomon Smith Barney noted that MetLife and its affiliates hold approximately 60.4% of the outstanding Conning shares, and that MetLife had indicated that it is not interested, under any circumstances, in selling its interest in Conning. Accordingly, Salomon Smith Barney was not requested to, and did not, solicit third-party indications of interest in the possible acquisition of all or part of Conning, nor was it requested to consider, and its opinion did not address, the relative merits of the tender offer and the merger as compared to any alternative business strategies that might exist for Conning or the effect of any other transaction in which Conning might engage.

     In addition, Salomon Smith Barney noted that MetLife had stated its intention to terminate certain business relationships that General American Life Insurance and its insurance subsidiaries have with Conning and had begun the process of doing so. In arriving at its opinion, Salomon Smith Barney took into account the prospective effect on Conning's revenues, cash flow and earnings of such termination of business and other potential loss of business derived from Conning's relationship with MetLife and its affiliates.

     Salomon Smith Barney's opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of the opinion.

     SALOMON SMITH BARNEY'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION OF THE CONNING SPECIAL COMMITTEE IN ITS EVALUATION OF THE TENDER OFFER AND THE MERGER AND THE OPINION IS NOT INTENDED TO BE, NOR DOES IT CONSTITUTE, A RECOMMENDATION TO ANY HOLDER OF CONNING SHARES AS TO WHETHER SUCH HOLDER SHOULD TENDER CONNING SHARES IN THE TENDER OFFER OR VOTE IN FAVOR OF THE MERGER, IF APPLICABLE.

     In connection with rendering its opinion, Salomon Smith Barney made a presentation to the Conning special committee on March 2, 2000 with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness of the offer price. The following is a summary of this presentation. In connection with confirming its opinion in writing on March 9, 2000, Salomon Smith Barney updated internally certain of the analyses performed in connection with its oral opinion delivered on March 2, 2000. The following summary of financial analyses includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to February 25, 2000, and is not necessarily indicative of current or future market conditions.

     In performing its financial analyses, Salomon Smith Barney relied on certain assumptions, financial forecasts and other information provided by management of Conning in order to evaluate Conning's expected future operating performance. Two sets of financial projections were used in Salomon Smith Barney's financial analyses:

     - Management Projections -- Reflects Conning's future operating performance as prepared by Conning's senior management after taking into account the announced termination of certain business relationships with General American Life Insurance and its insurance subsidiaries ("Management Projections").

     - Sensitivity Analysis -- Reflects Conning's future operating performance as prepared by Conning's senior management and adjusted for other potential loss of business derived from Conning's relationship with General American Life Insurance and its insurance subsidiaries in addition to the loss taken into account under the definition of Management Projections ("Sensitivity Analysis").

                                        * * *

     TRANSACTION SUMMARY. Salomon Smith Barney reviewed the terms of the tender offer and noted that the offer price of $12.50 per share resulted in an implied value of $171.9 million for 100% of the Conning shares issued and outstanding and an implied value of $68.1 million for the outstanding Conning shares not owned by MetLife and its affiliates. Salomon Smith Barney also noted that the offer price per share represented:

     - a multiple of 11.2x year 2000 estimated earnings per share for Conning published by I/B/E/S International, Inc. ("IBES") as of February 25, 2000;

     - a multiple of 13.4x year 2000 estimated earnings per share based on the Management Projections;

     - a multiple of 17.3x year 2000 estimated earnings per share based on the Sensitivity Analysis;

     - a discount of 33.3% to Conning's 52-week high price of $18.75 per share;

     - a premium of 85.2% to Conning's 52-week low price of $6.75 per share;

     - a premium of 30.7% to the $9.5625 price per Conning share one day prior to MetLife's initial offer of $10.50 per share on January 18, 2000; and

     - a premium of 48.1% to the $8.4375 price per Conning share on December 16, 1999, approximately one month prior to MetLife's initial offer.

     HISTORICAL TRADING AND RELATIVE PRICE PERFORMANCE ANALYSIS. Salomon Smith Barney reviewed the daily closing prices and trading volume for Conning shares during the period from December 17, 1997 (the date of Conning's initial public offering) through February 25, 2000, with particular emphasis on Conning's trading history for the period from July 29, 1999 through February 25, 2000.

     Salomon Smith Barney compared the daily closing price of Conning shares for the period from December 17, 1997 through February 25, 2000 with the trading performance of:

     - an index of six publicly traded asset managers comprised of Federated Investors, Inc., BlackRock, Inc., The John Nuveen Company, Affiliated Managers Group, Inc., United Asset Management Corp. and Gabelli Asset Management Inc. (the "Asset Managers");

     - the Standard & Poor's 500 Stock Index; and

     - the Russell 2000 Index.

     RELATIVE PRICE TO FORWARD EARNINGS RATIO ANALYSIS. Salomon Smith Barney compared, for the period from December 17, 1997 through February 25, 2000, the multiples of closing prices of Conning shares to IBES estimated 12 month forward earnings per share with the average multiples of closing prices of the Asset Managers to IBES estimated forward earnings per share over the same period.

     MORTGAGE BUSINESS RELATIVE PRICE PERFORMANCE. Salomon Smith Barney noted that Conning derives a sizable portion of its revenue from a mortgage-related business. Salomon Smith Barney compared, for the period from December 17, 1997 through February 25, 2000, the trading performance of the Asset Managers with the performance of:

     - an index of three publicly traded residential mortgage banks comprised of Countrywide Credit Industries, Inc., Irwin Financial Corporation and Resource Bancshares Mortgage Group, Inc.;

     - an index of six publicly traded mortgage Real Estate Investment Trusts comprised of Indymac Mortgage Holdings, Inc., Anthracite Capital, Inc., Redwood Trust, Inc., Amresco, Inc., Resource Asset Investment Trust and Laser Mortgage Management, Inc. (the "REIT Group"); and

     - the Standard & Poor's 500 Stock Index.

     ANALYSIS OF HISTORICAL OPERATING PERFORMANCE. Salomon Smith Barney analyzed Conning's historical operating performance, affiliated and unaffiliated assets under management and the associated revenue and pre-tax income for each year from 1996 through 1999. Salomon Smith Barney also reviewed the same information for each quarter in 1999 to assess the relative growth of affiliated and unaffiliated assets under management and the associated revenue and pre-tax income. Salomon Smith Barney also reviewed the ratios of pre-tax income to revenue and pre-tax income to average assets under management with respect to Conning's affiliated and unaffiliated assets under management.

     Salomon Smith Barney compared certain operating statistics for Conning with those of the Asset Managers. In addition, Salomon Smith Barney noted that the average ratio of stock price to IBES estimated forward net income for Conning declined from 19.4x in 1998 to 14.1x for the period January 1, 1999 to August 9, 1999 as compared to a decline of 19.2x in 1998 to 16.9x for the Asset Managers over the same period.

     Salomon Smith Barney also compared Conning's client base (institutional versus retail) and type of assets under management (equity versus fixed-income and domestic versus international) with the client base and type of assets under management for each of the Asset Managers.

     COMPONENT VALUATION ANALYSIS. Salomon Smith Barney derived implied valuation ranges per Conning share by applying ranges of multiples of share price to year 2000 estimated net income derived from Conning's different business lines using both the Management Projections and the Sensitivity Analysis as set forth in the following table:

                                           ESTIMATED         AS OF 2/25/00
                                         YEAR 2000 NET      PRICE/YEAR 2000
                                          INCOME PER        MULTIPLE MEDIAN          IMPLIED
BUSINESS LINE                                SHARE        VALUATION (+/- 10%)    VALUATION RANGE
-------------                            -------------    -------------------    ---------------
MANAGEMENT PROJECTIONS
Unaffiliated Assets under Management...      $0.56           11.6x - 14.2x       $6.45 - $ 7.88
Affiliated Assets under Management.....       0.04            11.6 - 14.2         0.52 -   0.64
Mortgage...............................       0.33             4.7 -  5.8         1.59 -   1.94
                                             -----           ------------        --------------
Total..................................      $0.93            9.1x - 11.2x       $8.55 - $10.46
                                             =====           ============        ==============
SENSITIVITY ANALYSIS
Unaffiliated Assets under Management...      $0.45           11.6x - 14.2x       $5.21 - $ 6.36
Mortgage...............................       0.28             4.7 -  5.8         1.30 -   1.59
                                             -----           ------------        --------------
Total..................................      $0.72            9.0x - 11.0x       $6.51 - $ 7.96
                                             =====           ============        ==============

     Salomon Smith Barney selected the range of multiples of price to year 2000 estimated net income per share for Conning's asset management business based on a range of multiples derived for the Asset

Managers and selected the range of multiples for Conning's mortgage business based on a range of multiples derived for the REIT Group. Salomon Smith Barney noted that the offer price of $12.50 per share was higher than the ranges of values suggested by this analysis.

     COMPARABLE COMPANY ANALYSIS. Salomon Smith Barney compared certain financial data for Conning using both the Management Projections and the Sensitivity Analysis with corresponding financial data for the Asset Managers based on IBES estimates. Salomon Smith Barney calculated the multiples of closing share prices as of February 25, 2000 to each of: (a) latest 12 months net income per share as of December 31, 1999; (b) year 2000 estimated net income per share; and (c) year 2001 estimated net income per share.

     The following table sets forth information concerning the range and median of multiples for the Asset Managers described above, as well as multiples for Conning using the Management Projections and the Sensitivity Analysis.

                                                                                      CONNING
                                                        ASSET MANAGERS       -------------------------
                                                    ----------------------   MANAGEMENT    SENSITIVITY
                                                        RANGE       MEDIAN   PROJECTIONS    ANALYSIS
                                                    -------------   ------   -----------   -----------
Price to Latest 12 Months Net Income per Share as
  of December 31, 1999............................  10.8x - 20.2x   12.8x       12.9x         16.7x
Price to Year 2000 Estimated Net Income per
  Share...........................................  10.0x - 15.1x   12.9x       11.4x         14.8x
Price to Year 2001 Estimated Net Income per
  Share...........................................   8.4x - 12.7x   11.2x        9.6x         11.0x

     Salomon Smith Barney then applied the low and median multiples of price to year 2000 estimated net income for the Asset Managers to derive ranges of implied prices per Conning share of approximately $9.25 to approximately $12.00 based on the Management Projections and of approximately $7.25 to $9.25 per share based on the Sensitivity Analysis. Salomon Smith Barney noted that the offer price of $12.50 per share is higher than the ranges of values suggested by this analysis.

     PREMIUM ANALYSIS. Salomon Smith Barney reviewed the premium to share price for 95 going-private transactions from January 1, 1995 to February 25, 2000 using both one-month and one-day premiums prior to each announcement. Using the premiums paid to stock price one-month and one-day prior to announcement for the 25th percentile and 75th percentile of the precedent going-private transactions, Salomon Smith Barney derived valuation ranges of approximately $9.75 to approximately $11.75 and approximately $10.75 to $12.50 per Conning share, respectively.

     DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney performed a three-year discounted cash flow analysis to establish a range of equity values for Conning shares. The discounted cash flow was calculated assuming a discount rate of 12% and net income growth rates ranging from 5.0% to 20.0% for the years 2000 to 2002 and was comprised of the sum of (a) the present value of Conning's estimated interim cash flows and (b) the fiscal year 2002 terminal value of Conning based on terminal value multiples ranging from 9.0x to 10.5x year 2002 estimated net income. Based upon the foregoing analysis, and using Management Projections, this analysis resulted in a valuation range per Conning share of $8.56 to $13.62. Salomon Smith Barney also performed a discounted cash flow analysis similar to the one described above using the Sensitivity Analysis. This analysis resulted in a valuation range per Conning share of $6.93 to $10.96.

                                     * * *

     The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the Conning special committee, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentation to the Conning special committee. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but, rather, made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies analyses summarized above Salomon Smith Barney selected comparable public companies on the basis of various factors, including the size and similarity of the line of business; however, no company utilized as a comparison in these analyses summarized above is identical to Conning. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the public trading value of the subject companies to which Conning is being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Conning, industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Conning. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Conning, the Conning special committee, the Conning board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the offer price and were provided to the Conning special committee in that connection. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the Conning special committee in making its determination to recommend that the Conning board of directors approve the tender offer and the merger. The opinion of Salomon Smith Barney was not intended to be and does not constitute a recommendation to any holder of Conning shares as to whether any such holder should tender Conning shares in the tender offer or, if applicable, vote in favor of the merger.

     Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Conning special committee selected Salomon Smith Barney to act as financial advisor to the Conning special committee on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Conning. Salomon Smith Barney and its predecessors and affiliates previously have provided and currently are providing investment banking services to MetLife unrelated to the offer and the merger, for which Salomon Smith Barney will receive customary compensation. In particular, Salomon Smith Barney anticipates having a significant role in the upcoming initial public offering of MetLife, Inc. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both Conning and MetLife (or its affiliates) for its own account and for the account of its customers, and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Conning, MetLife and their respective affiliates.

     Pursuant to Salomon Smith Barney's engagement letter, Conning agreed to pay Salomon Smith Barney approximately $1,000,000 for its services rendered in connection with the offer and the merger, of which $500,000 has already been paid by Conning to Salomon Smith Barney. Conning also has agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its legal counsel up to $50,000, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the United States federal securities laws.

     A copy of the Salomon Smith Barney opinion is included as Exhibit (c)(1) to the Schedule TO. The Salomon Smith Barney opinion is available for inspection and copying at the principal executive offices of

Conning during its regular business hours by any interested Conning stockholder or representative who has been so designated in writing. A copy of Salomon Smith Barney's presentation to the Conning special committee on March 2, 2000 is included as Exhibit (c)(3) to the Schedule TO.

     OPINION OF FINANCIAL ADVISOR TO METLIFE.   MetLife engaged Credit Suisse
First Boston to act as its financial advisor in connection with the proposed tender offer and merger. In connection with the engagement, MetLife requested that Credit Suisse First Boston evaluate the fairness to MetLife, from a financial point of view, of the aggregate consideration to be paid by MetLife in the tender offer and the merger. At a meeting of the MetLife board of directors on March 8, 2000, Credit Suisse First Boston rendered to the MetLife board of directors its oral opinion (which opinion was confirmed by delivery of a written opinion dated March 8, 2000) to the effect that, as of such date and based upon and subject to certain matters stated in the opinion, the aggregate consideration to be paid by MetLife in the tender offer and the merger was fair to MetLife from a financial point of view.

     CREDIT SUISSE FIRST BOSTON'S OPINION WAS PROVIDED TO THE METLIFE BOARD OF DIRECTORS. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO METLIFE AND DOES NOT ADDRESS THE FAIRNESS OF THE CONSIDERATION TO CONNING OR THE CONNING STOCKHOLDERS THAT ARE NOT AFFILIATED WITH METLIFE.

     The full text of Credit Suisse First Boston's written opinion dated March 8, 2000 to the MetLife board of directors, which describes the procedures followed, assumptions made, matters considered and limitations of the review undertaken, has been filed as Exhibit (c)(2) to the Schedule TO. The summary of Credit Suisse First Boston's opinion set forth below is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Credit Suisse First Boston reviewed certain publicly available business and financial information relating to Conning, as well as a recent draft of the merger agreement. Credit Suisse First Boston also reviewed certain other information, including financial forecasts, provided to it by MetLife and Conning, and met with the respective managements of MetLife and Conning to discuss the business and prospects of Conning.

     Credit Suisse First Boston also considered certain financial and stock market data of Conning, and compared those data for Conning with similar data for other publicly held companies in businesses similar to Conning and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that recently have been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston was advised, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of MetLife and Conning as to the future financial performance of Conning. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Conning, and was not furnished with any such evaluations or appraisals. Credit Suisse First Boston also assumed, with the consent of MetLife, that the executed merger agreement and all of the terms and conditions thereof would conform in all material respects with the draft of the merger agreement reviewed by Credit Suisse First Boston and that the tender offer and the merger would be completed on the terms described in such draft. Credit Suisse First Boston's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion.

     With respect to outstanding litigation involving Conning, including litigation relating to the tender offer and the merger, MetLife instructed Credit Suisse First Boston to rely solely upon the judgment of the management of Conning and its counsel that the outcome of the litigation will not have a material adverse effect on the financial condition or results of operations of Conning.

     In preparing its opinion for the MetLife board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses set forth below does not purport to be a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the analyses underlying its opinion. In its analyses, Credit Suisse First Boston considered and made numerous assumptions with respect to Conning, industry performance, regulatory, general business, economic, market and financial conditions and other matters. Many of these factors are beyond the control of MetLife and Conning. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to MetLife or Conning or the tender offer and the merger, nor is an evaluation of the results of such analyses entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition value, public trading value or other values of the companies, their business segments or the transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the MetLife board of directors in its evaluation of the tender offer and the merger and should not be viewed as determinative of the views of the MetLife board of directors with respect to the tender offer and the merger or the consideration to be paid in the tender offer and the merger.

     The following is a summary of the material financial analyses performed by Credit Suisse First Boston in arriving at its oral opinion delivered on March 8, 2000 and its written opinion dated March 8, 2000, but does not purport to be a complete description of the analyses performed by Credit Suisse First Boston for such purposes. Each valuation analysis performed by Credit Suisse First Boston described below assumed that the investment management responsibility over the general account assets of General American Life Insurance and its insurance subsidiaries (except for certain assets) would be transferred from Conning's asset management subsidiary, Conning Asset Management Company, to MetLife, as well as the possible loss of investment management responsibility over additional assets, resulting in both a loss of service fee revenue and an expense saving to Conning. Specifically, each of the discounted cash flow analysis, the comparable companies analysis and the comparable acquisitions analysis performed by Credit Suisse First Boston assumed, based on information provided by MetLife and Conning management, that Conning would lose annual revenue of approximately $7.9 million and would achieve an annual expense savings of approximately $1.9 million as a result of the transfer of approximately $7.7 billion of assets under management, which would result in a $6.0 million decrease to Conning's pre-tax income.

     DISCOUNTED CASH FLOW ANALYSIS. Based upon assumptions and five-year projections provided by MetLife and, with respect to certain information, Conning, Credit Suisse First Boston performed a discounted free cash flow analysis employing discount rates ranging from 13% to 15% and terminal-value multiples of fifth-year projected earnings before interest, taxes, depreciation and amortization ("EBITDA"), ranging from 7.0x to 9.0x. In addition, Credit Suisse First Boston assumed 0% growth in 2000 revenue from Conning's annualized fourth-quarter 1999 revenue and applied an 8.5% annual growth rate thereafter. Credit Suisse First Boston also assumed that Conning Capital Partners VI, L.P., a private equity fund described in Section 8 below, raises a total of $200 million. This analysis indicated an implied valuation range for the Conning shares of approximately $10.92 to $13.38 per share.

     COMPARABLE COMPANIES ANALYSIS. Credit Suisse First Boston compared financial and operating data of Conning with corresponding data of selected publicly traded companies in the asset management industry (the "Comparable Companies"), with particular emphasis on asset managers with a substantial fixed income asset management business, including BlackRock, Inc. and Federated Investors, Inc. Credit Suisse First Boston reviewed the enterprise values, calculated as equity market value, plus total debt, preferred stock and minority interests, less excess cash, and the equity values, of the Comparable Companies as multiples of 1999 net income, 1999 EBITDA and 2000 estimated net income. Estimated financial data for the Comparable Companies were based on publicly available research analysts' consensus estimates provided by First Call Corporation. All multiples were based on closing stock prices on March 7, 2000. Credit Suisse First Boston then applied a range of selected multiples derived from the Comparable Companies data to adjusted 1999 net income, 2000 estimated net income and adjusted 1999 EBITDA of Conning, as adjusted for the assumed loss to Conning of the investment management responsibility over the general account assets of General American Life Insurance and its insurance subsidiaries (except for certain assets) and certain other assets and cost savings, as discussed above. Based on the Comparable Companies data, Credit Suisse First Boston selected a relevant multiple range of 12.0x to 14.0x adjusted 1999 net income,
10.0 to 12.0x 2000 estimated net income and 8.0x to 8.7x adjusted 1999 EBITDA. This analysis indicated an implied valuation range for the Conning shares of approximately $8.45 to $9.86 per share.

     COMPARABLE ACQUISITIONS ANALYSIS. Using publicly available information, Credit Suisse First Boston analyzed recent acquisitions in the asset management industry (the "Comparable Acquisitions"), and calculated the implied multiples of selected financial data for such acquisitions. In its analysis, Credit Suisse First Boston reviewed information relating to acquisitions of U.S. asset managers since 1997 involving consideration of approximately $100 million to $300 million, giving particular emphasis to the following acquisitions:

ACQUIROR                         TARGET
--------                         ------
Affiliated Managers Group, Inc.  Frontier Capital Management Co., Inc.
ReliaStar Financial Group        Pilgrim Capital Corporation
Affiliated Managers Group, Inc.  Tweedy, Brown Company LLC

     Credit Suisse First Boston's comparable acquisition analysis indicated a 1999 EBITDA multiple range of 9.5x to 11.0x. Credit Suisse First Boston then applied a range of this multiple to Conning's adjusted 1999 EBITDA as adjusted for the assumed loss to Conning of the investment management responsibility over the general account assets of General American Life Insurance and its insurance subsidiaries (except for certain assets) and certain other assets and cost savings, as discussed above. This analysis indicated an implied valuation range for the Conning shares of approximately $11.27 to $12.68 per share.

     MERGER CONSEQUENCE ANALYSIS. Credit Suisse First Boston performed a merger consequence analysis to assess the impact of the tender offer and the merger on MetLife's estimated earnings per share in the calendar years 2000, 2001 and 2002 after taking into account the impact of the transfer of the investment advisory responsibility for the general account assets of General American Life Insurance and its insurance subsidiaries from Conning to MetLife, as well as Conning's possible loss of investment advisory responsibility for additional assets. This analysis indicated that the merger would be approximately break-even to MetLife's earnings per share in 2000 and modestly accretive in 2001 and 2002. The actual results achieved by MetLife following the merger may vary from projected results and the variations may be material.

     OTHER FACTORS. In the course of preparing its opinion, Credit Suisse First Boston considered other information and data, including the premiums implied by the consideration payable in the tender offer and the merger relative to historical stock prices for the Conning shares, which indicated that the $12.50 per share to be paid in the tender offer and merger represented a 45% premium over the December 17, 1999 per share closing price (the closing price one month prior to the public announcement of MetLife's initial proposal) and a 31% premium over the January 14, 2000 per share closing price (the closing price on the last full trading day prior to the public announcement of MetLife's initial proposal).

     Credit Suisse First Boston was selected by MetLife as its financial advisor based on its experience and familiarity with MetLife and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Pursuant to the terms of Credit Suisse First Boston's engagement, MetLife has agreed to pay Credit Suisse First Boston a customary transaction fee upon completion of the tender offer and the merger. MetLife has also agreed to reimburse Credit Suisse First Boston for all out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and its affiliates and related persons against certain expenses and liabilities, including liabilities under the federal securities laws, arising in connection with its engagement. In the past, Credit Suisse First Boston and its affiliates have provided and are currently providing certain investment banking services to MetLife unrelated to the proposed tender offer and the merger, including acting as financial advisor in MetLife's proposed demutualization and joint-lead underwriter in the proposed related initial public offering of MetLife, Inc., and have received and expect to receive customary fees for such services. In connection with MetLife, Inc.'s proposed initial public offering, Credit Suisse Group, the ultimate parent of Credit Suisse First Boston, has agreed in principle that it or its affiliates will purchase, at the initial public offering price, in a private placement from MetLife, Inc., common stock which could represent approximately 4.9% of the total number of shares of MetLife, Inc. common stock outstanding upon consummation of the initial public offering and the private placements. In addition, the Vice Chairman of MetLife is a member of the board of directors of Credit Suisse Group, the ultimate parent of Credit Suisse First Boston, and an officer of MetLife is a member of the investment committee of Credit Suisse First Boston International Equity Partners, L.P., an affiliate of Credit Suisse First Boston. MetLife is also a limited partner of certain limited partnerships affiliated with Credit Suisse First Boston. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of MetLife (or its affiliates) and Conning for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

     The full text of Credit Suisse First Boston's written opinion dated March 8, 2000 to the MetLife board of directors has been filed as Exhibit (c)(2) to the Schedule TO filed with the SEC with respect to the tender offer and may be inspected and copied from the SEC in the manner specified in Section 7.

V. INTERESTS OF CERTAIN PERSONS

     INITIAL PUBLIC OFFERING OF METLIFE, INC. COMMON STOCK. One of Conning's subsidiaries, Conning & Company, will act as a junior co-manager in the proposed initial public offering of MetLife, Inc. common stock. The extent of Conning & Company's participation in the offering has not yet been determined.

     OPTION HOLDERS AND REPLACEMENT AWARDS. Prior to the completion of the tender offer, the Conning board of directors (or, if appropriate, any committee thereof) will take all actions necessary to provide for the cancellation, at the Effective Time, of all outstanding stock options (the "Stock Options"), that have been granted under any stock option or similar plan or agreement of Conning (the "Stock Plans").

     Conning will also take all actions necessary to provide, as of the Effective Time, (a) for the termination of all Stock Plans, and (b) the deletion of any provisions in any other plan, program or arrangement that provides for the issuance or grant of any other interest in the capital stock of Conning or any of its subsidiaries.

     In connection with the cancellation of the Stock Options, holders of Stock Options will receive replacement awards that will be substituted for the Stock Options. Under the replacement award program, all employees that hold Stock Options as of the Effective Time will receive either (a) a cash payment equal to the product of (1) the total number of Conning shares subject to such Stock Option and (2) the excess of $12.50 over the per share exercise price of the Stock Option; or (b) a deferred payment. In the case of non-qualified options, the deferred payment will be equal to the present value of the Stock Options, calculated using a Black-Scholes formula. In the case of incentive stock options, the deferred payment will equal the greater of (a) the Black-Scholes value of the Stock Options and (b) the excess of $12.50 over the per share exercise price of the Stock Option, plus an additional payment representing the value of the loss of the favorable tax treatment of incentive stock options calculated based on such excess. All deferred awards will bear interest. The replacement award program is subject to change, provided that the program remains consistent with its current terms or with any amendment to which Conning, MetLife and Purchaser mutually agree.

     EMPLOYMENT AGREEMENT. Paul Kopsky was recently appointed Chief Financial Officer, effective March 16, 2000, replacing Fred M. Schpero, who resigned. In connection with Mr. Kopsky's appointment, Mr. Kopsky and Conning, with MetLife's consent (as is required by the merger agreement), reached an oral understanding that Mr. Kopsky and Conning would enter into an employment agreement providing, among other customary points, for a retention bonus. The aggregate value of the annual salary, incentive bonus and retention bonus proposed to be offered in the definitive agreement to Mr. Kopsky for each of two years will equal at least $475,000 per year.

     TRANSITIONAL RETENTION BONUS PROGRAM. Prior to the execution of the merger agreement, Conning adopted a transitional retention bonus program for certain selected employees at a cost of approximately $2.3 million. Recently, in consultation with MetLife, a proposal was made to expand the program to include other employees (including certain executive officers). This proposal is subject to the approval of the Conning board of directors and, under the terms of the merger agreement, the consent of MetLife. Conning estimates that the total cost for the entire program, including both the program adopted prior to the execution of the merger agreement and the expanded program, will be approximately $10 million to $13 million.

     SEVERANCE PLAN. In February 2000, Conning adopted a severance plan covering all Conning employees, including executive officers. The severance plan provides for compensation to any employee (a) whose job is eliminated or significantly altered (as described in the plan) or (b) who does not accept a requested transfer to a location more than a specified distance from the previous location if the position at the previous location becomes unavailable. The plan provides for payments to eligible employees equal to the greater of (a) one week of base salary per year of service with a minimum of 10 weeks or (b) a number of weeks of base salary according to the employee's job classification up to a maximum of 52 weeks. The severance plan is subject to amendment or termination by Conning at any time.

     BENEFICIAL OWNERSHIP OF SHARES. The following table sets forth information, as of March 16, 2000, regarding the ownership of Conning shares by each person known by Conning to be the beneficial owner of more than 5% of the outstanding Conning shares, and any director or executive officer of MetLife, Purchaser, Conning or any of their affiliates who is the beneficial owner of Conning shares or options to purchase Conning shares. Except as indicated below, the directors and executive officers of MetLife, Purchaser, Conning and their affiliates do not own any Conning shares or options to purchase Conning shares:

                                                               AMOUNT AND NATURE OF      PERCENT OF
                      BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP(1)      CLASS
                      ----------------                        -----------------------    ----------
GREATER THAN 5% STOCKHOLDER:
MetLife.....................................................         8,304,995(2)           60.4%

DIRECTORS AND OFFICERS OF CONNING:
Arthur C. Reeds, III,
  Chairman..................................................             1,334(3)              *
James L. Lipscomb,
  President and Chief Executive Officer.....................                --                --
John B. Clinton,
  Executive Vice President..................................           138,070(4)            1.0%
Michael D. McLellan,
  Executive Vice President..................................           128,510(5)              *
Thomas D. Sargent,
  Executive Vice President..................................            78,444(6)              *
Paul W. Kopsky, Jr.,
  Chief Financial Officer...................................             4,106(7)              *
John A. Fibiger,
  Director..................................................             3,001(8)              *
Richard A. Liddy,
  Director..................................................            57,500(9)              *
All Conning directors and executive officers as a group (8             410,965(10)           2.9%
  persons)..................................................

------------------------
  *  Represents less than one percent.

 (1) Unless otherwise noted, each person has sole voting and investment power with respect to all Conning shares listed opposite such person's name. Conning shares issuable upon exercise of a person's exercisable Stock Options are deemed to be outstanding for purposes of calculating such person's percentage ownership.

 (2) Conning shares directly owned by GenAm Holding.

 (3) Includes 1,000 Conning shares held in a joint account with Mr. Reeds' wife, an account over which he has shared voting and investment power, and 334 Conning shares subject to Stock Options that are exercisable within 60 days. On March 9, Mr. Reeds resigned from his positions as President and Chief Executive Officer. He remained on the Conning board of directors.

 (4) Includes 25,840 Conning shares subject to Stock Options that are exercisable within 60 days and 1,953 restricted Conning shares that are subject to forfeiture in accordance with the terms of the specific grant (as to which Mr. Clinton has no investment power).

 (5) Includes 105,068 Conning shares subject to Stock Options that are exercisable within 60 days and 3,242 restricted Conning shares that are subject to forfeiture in accordance with the terms of the specific grant (as to which Mr. McLellan has no investment power).

 (6) Includes 25,840 Conning shares subject to Stock Options that are exercisable within 60 days and 2,188 restricted Conning shares that are subject to forfeiture in accordance with the terms of the specific grant (as to which Mr. Sargent has no investment power).

 (7) Includes 1,000 Conning shares subject to Stock Options that are exercisable within 60 days and 2,031 restricted Conning shares that are subject to forfeiture in accordance with the terms of the specific grant (as to which Mr. Kopsky has no investment power) and 100 shares owned by Mr. Kopsky's children.

 (8) Includes 1,001 Conning shares subject to Stock Options that are exercisable within 60 days.

 (9) Includes 15,000 Conning shares subject to Stock Options that are exercisable within 60 days and 42,500 Conning shares held in a joint account with Mr. Liddy's wife, an account over which he has shared voting and investment power. Mr. Liddy is a member of the Executive Committee of MetLife and disclaims beneficial ownership of the Conning shares beneficially owned by MetLife.

(10) Includes 173,749 Conning shares subject to Stock Options that are exercisable within 60 days and 9,414 restricted Conning shares that are subject to forfeiture in accordance with the terms of the specific grants (as to which the individuals have no investment power), but does not include the Conning shares held by Donald L. McDonald, who resigned from his position as Executive Vice President effective March 14, 2000, or the Conning shares held by Fred M. Schpero, who resigned from his position as Chief Financial Officer effective March 15, 2000.

                        THE TENDER OFFER AND THE MERGER

1. TERMS OF THE TENDER OFFER

     Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Conning shares validly tendered and not withdrawn in accordance with the procedures set forth in
Section 4 on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, April 17, 2000, unless we extend the period of time for which the initial offering period of the tender offer is open, in which case the term "Expiration Date" will mean the time and date at which the initial offering period of the tender offer, as so extended, will expire.

     Upon the terms and subject to the conditions of the tender offer, including the Minimum Condition, we will purchase, as soon as permitted under the terms of the tender offer, all Conning shares validly tendered and not withdrawn prior to the Expiration Date, including such Conning shares held by officers and directors of Conning. If, at the Expiration Date the conditions to the tender offer described in Section 12 have not been satisfied or earlier waived, then we may, in our sole discretion, extend the Expiration Date for an additional period or periods of time by giving oral or written notice of the extension to the Depositary and by publicly announcing the new Expiration Date. During any extension of the initial offering period (as opposed to the subsequent offering period), all Conning shares previously tendered and not withdrawn will remain subject to the tender offer and subject to your right to withdraw. See Section 4.

     Subject to the applicable regulations of the Securities and Exchange Commission and the terms of the merger agreement, we also reserve the right, in our sole discretion, at any time or from time to time, to (a) terminate the tender offer (whether or not any Conning shares have previously been purchased pursuant to the tender offer) if any condition referred to in Section 12 has not been satisfied or earlier waived or upon the occurrence of any event specified in Section 12; and (b) waive any condition or (except as set forth in the merger agreement as summarized below) otherwise amend the tender offer in any respect, in each case, by giving oral or written notice of the termination, waiver or amendment to the Depositary and, other than, in the case of any waiver, by making a public announcement thereof. We acknowledge that (a) Rule 14e-1(c) under the Securities Exchange Act requires us to pay the consideration offered or return the Conning shares tendered promptly after the termination of the tender offer and (b) we may not delay purchase of, or payment for, any Conning shares upon the occurrence of any event specified in Section 12 without extending the period of time during which the tender offer is open.

     The rights we reserve in the preceding paragraph are in addition to our rights pursuant to Section 12. Any extension, termination or amendment of the tender offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including those rules under the Securities Exchange Act that require that material changes be promptly disseminated to holders of Conning shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     Under the merger agreement, without the prior written consent of the Conning special committee and the Conning board of directors, we will not (a) impose additional conditions to the tender offer, (b) amend the existing conditions to the tender offer or any other term of the tender offer in a manner adverse to Conning stockholders, (c) decrease the number of Conning shares subject to the tender offer, (d) reduce the price per Conning share, (e) change the form of consideration payable in the tender offer, or (f) extend the Expiration Date, except as permitted in the merger agreement.

     If we make a material change in the terms of the tender offer, or if we waive a material condition to the tender offer, we will extend the tender offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, we decrease the number of Conning shares being sought, or increase or decrease the consideration offered pursuant to the tender offer, and if the tender offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Conning shares, we will extend the tender offer at least until the expiration of such period of ten business days. For purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THE TENDER OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION.

     Consummation of the tender offer is subject to the conditions set forth in
Section 12. We reserve the right, in accordance with applicable rules and regulations of the SEC, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may, in the exercise of our good faith judgment, elect to (a) extend the tender offer, and, subject to applicable withdrawal rights, retain all tendered Conning shares until the expiration of the tender offer, as extended, subject to the terms of the tender offer and the merger agreement; (b) waive all of the unsatisfied conditions, and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Conning shares so tendered; or
(c) terminate the tender offer and not accept for payment any Conning shares and return all tendered Conning shares to tendering Conning stockholders. In the event that we waive any condition set forth in Section 12, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the Conning stockholders, require that the tender offer remain open for an additional period of time or that we disseminate information concerning such waiver.

     Conning has provided us with its stockholder lists and security position listings for the purpose of disseminating the tender offer to holders of Conning shares. We will mail this offer to purchase, the related letter of transmittal and other relevant materials to record holders of Conning shares, and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, that are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Conning shares.

     SUBSEQUENT OFFERING PERIOD. We reserve the right, in accordance with the merger agreement and the rules and regulations of the SEC, to provide a subsequent offering period of three business days to 20 business days after the expiration of the initial offering period and our purchase of Conning shares tendered. A subsequent offering period would give Conning stockholders who do not tender in the initial offering period another opportunity to tender their Conning shares and receive the same tender offer price. If we elect to provide a subsequent offering period, we will disseminate additional tender offer materials, if necessary. During the subsequent offering period, Conning stockholders will not have the right to withdraw Conning shares previously tendered or tendered during the subsequent offering period. We expect to make the subsequent offering period available to Conning stockholders unless there are validly tendered and not properly withdrawn enough Conning shares so that, including the Conning shares we already own, we would have control over 90% of the outstanding Conning shares, in which case the merger will be completed as soon as possible and without a vote of Conning stockholders. Conning stockholders who had not previously tendered their shares will receive the same price per share upon completion of the merger.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR CONNING SHARES

     Upon the terms and subject to the conditions of the tender offer (including, if we extend or amend the tender offer, the terms and conditions of the tender offer as so extended or amended), we will purchase, by accepting for payment, and will pay for, all Conning shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the tender offer set forth in Section 12. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Conning shares pending receipt of any governmental approvals set forth in Section 13.

     For information with respect to approvals that we are required to obtain prior to the completion of the tender offer, see Section 13.

     In all cases, we will pay for Conning shares purchased in the tender offer, including during the subsequent offering period, only after timely receipt by the Depositary of (a) certificates representing the Conning shares ("Conning Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Conning shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (b) the appropriate letter of transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the letter of transmittal requires.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Conning shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

     For purposes of the tender offer, we will be deemed to have accepted for payment, and purchased, Conning shares validly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance of the Conning shares for payment pursuant to the tender offer. In all cases, upon the terms and subject to the conditions of the tender offer, payment for Conning shares purchased pursuant to the tender offer, including during any subsequent offering period, will be made by deposit of the purchase price for the Conning shares with the Depositary, which will act as agent for tendering Conning stockholders for the purpose of receiving payment from us and transmitting payment to validly tendering Conning stockholders.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR CONNING SHARES, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

     If we do not purchase any tendered Conning shares pursuant to the tender offer for any reason, or if you submit Conning Certificates representing more Conning shares than you wish to tender, we will return Conning Certificates representing unpurchased or untendered Conning shares, without expense to you (or, in the case of Conning shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Conning shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the tender offer.

     IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF CONNING SHARES IN THE TENDER OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF CONNING SHARES THAT WE PURCHASE IN THE TENDER OFFER, WHETHER OR NOT THE CONNING SHARES WERE TENDERED BEFORE THE INCREASE IN PRICE.

     We reserve the right, subject to the provisions of the merger agreement, to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates the right to purchase all or any portion of the Conning shares tendered in the tender offer, but any such transfer or assignment will not relieve us of our obligations under the tender offer or prejudice your rights to receive payment for Conning shares validly tendered and accepted for payment in the tender offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     VALID TENDER OF CONNING SHARES. Except as set forth below, in order for you to tender Conning shares in the tender offer, the Depositary must receive the letter of transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Conning shares and any other documents that the letter of transmittal requires at one of its addresses set forth on the back cover of this tender offer to Purchase on or prior to the Expiration Date, and either (a) you must deliver Conning Certificates representing tendered Conning shares to the Depositary or you must cause your Conning shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF CONNING CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THE CONNING CERTIFICATES. IF DELIVERY IS BY MAIL, WE RECOMMEND USING REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Conning shares at the Book-Entry Transfer Facility for purposes of the tender offer within two business days after the date of this offer to purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Conning shares by causing the Book-Entry Transfer Facility to transfer the Conning shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Conning shares may be delivered through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Depositary must receive the letter of transmittal (or facsimile thereof), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this offer to purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on all letters of transmittal, unless the Conning shares tendered are tendered (a) by a registered holder of Conning shares that has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the letter of transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the letter of transmittal.

     If the Conning Certificates are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made to, or Conning Certificates for unpurchased Conning shares are to be issued or returned to, a person other than the registered holder, then the tendered Conning Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Conning Certificates, with the signatures on the Conning Certificates or stock powers guaranteed by an Eligible Institution as provided in the letter of transmittal. See Instructions 1 and 5 of the letter of transmittal.

     If the Conning Certificates are forwarded separately to the Depositary, a properly completed and duly executed letter of transmittal (or manually signed facsimile) must accompany each delivery of Conning Certificates.

     GUARANTEED DELIVERY. If you want to tender Conning shares in the tender offer and your Conning Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Conning shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

     - your tender is made by or through an Eligible Institution;

     - the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

     - the Depositary receives the Conning Certificates (or a Book-Entry Confirmation) representing all tendered Conning shares, in proper form for transfer together with a properly completed and duly executed letter of transmittal (or manually signed facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the letter of transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery.

     You may deliver the Notice of Guaranteed Delivery by hand or mail or transmitted by facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that you own the Conning shares being tendered within the meaning of Rule 14e-4 under the Securities Exchange Act. Guaranteed delivery procedures are not available in the subsequent offering period.

     Notwithstanding any other provision of the tender offer, we will pay for Conning shares only after timely receipt by the Depositary of Conning Certificates for, or, of Book-Entry Confirmation with respect to, the Conning shares, a properly completed and duly executed letter of transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate letter of transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when the Depositary receives Conning Certificates or Book-Entry Confirmation that the Conning shares have been transferred into the Depositary's account at a Book-Entry Transfer Facility.

     BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING. Under the backup United States federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those stockholders pursuant to the tender offer or the merger. To prevent backup United States federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup United States federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal. Non-United States holders must submit a completed Form W-8 or Form W-8 BEN to qualify as an exempt recipient. These forms may be obtained from the Depositary. See Instruction 9 of the letter of transmittal.

     APPOINTMENT AS PROXY. By executing the letter of transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the letter of transmittal, to the full extent of your rights with respect to the Conning shares that you tender and that we accept for payment and with respect to any and all other Conning shares and other securities or rights issued or issuable in respect of those Conning shares on or after the date of this offer to purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Conning shares. This appointment will be effective when we accept your Conning shares for payment in accordance with the terms of the tender offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Conning shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Conning shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of Conning stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Conning shares to be deemed validly tendered, immediately upon the acceptance for payment of such Conning shares, we or our designee must be able to exercise full voting rights with respect to such Conning shares and other securities, including voting at any meeting of Conning stockholders.

     DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Conning shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender of Conning shares of any particular Conning stockholder, whether or not similar defects or irregularities are waived in the case of other Conning stockholders.

     No tender of Conning shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of MetLife, Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other individual or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Our acceptance for payment of Conning shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the tender offer.

4. WITHDRAWAL RIGHTS

     Except as described in this Section 4, tenders of Conning shares made in the tender offer are irrevocable. You may withdraw Conning shares that you have previously tendered in the tender offer at any time on or before the Expiration Date, and, unless theretofore accepted for payment as provided herein, you may also withdraw Conning shares at any time after May 19, 2000; provided, however, you may not withdraw Conning shares during any subsequent offering period.

     If, for any reason, acceptance for payment of any Conning shares tendered in the tender offer is delayed, or we are unable to accept for payment or pay for Conning shares tendered in the tender offer, then, without prejudice to our rights set forth in this document, the Depositary may, nevertheless, on our behalf, retain Conning shares that you have tendered, and you may not withdraw your Conning shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the tender offer to the extent required by law.

     In order for your withdrawal to be effective, you must timely deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this offer to purchase. Any such notice of withdrawal must specify your name, the number of Conning shares that you want to withdraw, and (if Conning Certificates have been tendered) the name of the registered holder of the Conning shares as shown on the Conning share Certificate if different from your name. If Conning Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Conning Certificates, you must submit the serial numbers shown on the particular Conning Certificates evidencing the Conning shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Conning shares tendered for the account of an Eligible Institution. If Conning shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Conning shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Conning shares. Any Conning shares that you withdraw will be considered not validly tendered for purposes of the tender offer, but you may tender your Conning shares again at any time before the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of MetLife, Purchaser, Conning or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other individual or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. PRICE RANGE OF THE SHARES; DIVIDENDS

     According to Conning's Form 10-K for the fiscal year ending December 31, 1999, Conning shares are traded on the Nasdaq National Market (the "NASDAQ") under the symbol "CNNG." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Conning shares on the NASDAQ and dividends paid, as reported by published financial sources.

                              CONNING CORPORATION

                                                            HIGH      LOW     DIVIDENDS
                                                            -----    -----    ---------
FISCAL 1998
  First Quarter...........................................  21.75    16.00       .04
  Second Quarter..........................................  22.50    18.25       .04
  Third Quarter...........................................  20.88    12.13       .04
  Fourth Quarter..........................................  20.75    10.63       .04
FISCAL 1999
  First Quarter...........................................  21.00    13.50       .05
  Second Quarter..........................................  21.00    13.50       .05
  Third Quarter...........................................  18.75     9.25       .05
  Fourth Quarter..........................................  11.75     6.75       .05
FISCAL 2000
  First Quarter (through March 17, 2000)..................  13.25     7.88       .05

     Under the terms of the merger agreement, Conning is not permitted to declare or pay dividends (other than regularly scheduled dividends) with respect to the Conning shares without the prior written consent of MetLife.

     The average of the closing prices on the NASDAQ for the Conning shares over the 20 last full days of trading before MetLife publicly announced the proposal on January 18, 2000 to acquire Conning was $8.68 per share. On January 14, 2000, the last full day of trading before MetLife announced the proposal to acquire Conning, the reported closing price on the NASDAQ for the Conning shares was $9.56 per share. On March 17, 2000, the last full day of trading prior to the commencement of the tender offer, the reported closing price on the NASDAQ for the Conning shares was $12.31 per share.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CONNING SHARES.

6. POSSIBLE EFFECTS OF THE TENDER OFFER ON THE MARKET FOR THE CONNING SHARES; STOCK QUOTATION; SECURITIES EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     If there are validly tendered and not properly withdrawn enough Conning shares so that, including the Conning shares we already own, we would have control over 90% of the outstanding Conning shares, we will complete the merger as soon as possible after the expiration of the tender offer (including any subsequent offering period) and without a vote of the stockholders of Conning. Conning stockholders who had not previously tendered their shares will receive the same price per share upon completion of the merger. If, however, we acquire less than the number of Conning shares necessary to give us control over 90% of the outstanding Conning shares, Conning would have to hold a meeting of Conning stockholders to vote on the approval of the merger agreement before we could complete the merger. Until we complete the merger, our purchase of Conning shares pursuant to the tender offer could have the following effects.

     THE MARKET FOR CONNING SHARES. The purchase of Conning shares pursuant to the tender offer will reduce the number of Conning shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Conning shares held by the public. The purchase of Conning shares pursuant to the tender offer can also be expected to reduce the number of holders of Conning shares. We cannot predict whether the reduction in the number of Conning shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Conning shares or whether it would cause future market prices to be greater or less than the tender offer price.

     STOCK QUOTATION. Depending upon the number of Conning shares purchased pursuant to the tender offer, the Conning shares may no longer meet the requirements of The Nasdaq Stock Market, Inc. for continued inclusion in the NASDAQ, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000, and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Conning shares might nevertheless continue to be included in the Nasdaq Stock Market with quotations published in its "additional list" or in one of the "local lists," but if the number of holders of the Conning shares were to fall below 300, or if the number of publicly held Conning shares were to fall below 100,000, or there were not at least two registered and active market makers for the Conning shares, the rules of The Nasdaq Stock Market, Inc. provide that the Conning shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Conning shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Conning shares are not considered as being publicly held for this purpose. According to Conning's representation in the merger agreement, as of March 3, 2000, there were 13,753,359 Conning shares outstanding. If, as a result of the purchase of Conning shares pursuant to the tender offer or otherwise, the Conning shares no longer meet the requirements for continued inclusion in any tier of the Nasdaq Stock Market and the Conning shares are no longer included in any tier of the Nasdaq Stock Market, the market for Conning shares could be adversely affected.

     In the event that the Conning shares no longer meet the requirements for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Conning shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Conning shares and the availability of such quotations would, however, depend upon the number of holders of Conning shares remaining at such time, the interest in maintaining a market in Conning shares on the part of securities firms, the possible termination of registration of the Conning shares under the Securities Exchange Act, as described below, and other factors.

     SECURITIES EXCHANGE ACT REGISTRATION. The Conning shares are currently registered under the Securities Exchange Act. The purchase of the Conning shares pursuant to the tender offer may result in the Conning shares becoming eligible for deregistration under the Securities Exchange Act. Registration of the Conning shares may be terminated upon application by Conning to the SEC if the Conning shares are not listed on a "national securities exchange" or the Nasdaq Stock Market and there are fewer than 300 record holders of Conning shares. Termination of registration of the Conning shares under the Securities Exchange Act would substantially reduce the information that Conning is required to furnish to its stockholders and the SEC and would make certain provisions of the Securities Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Sections 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to Conning. If the Conning shares are no longer registered under the Securities Exchange Act, the requirements of Rule 13e-3 under the Securities Exchange Act with respect to "going-private" transactions would no longer be applicable to Conning. In addition, the ability of "affiliates" of Conning and persons holding "restricted securities" of Conning to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Conning shares under the Securities Exchange Act were terminated, the Conning shares would no longer be "margin securities" or eligible for stock exchange listing or reporting on the Nasdaq Stock Market. We believe that the purchase of the Conning shares pursuant to the tender offer may result in the Conning shares becoming eligible for deregistration under the Securities Exchange Act, and it would be our intention to cause Conning to make an application for termination of registration of the Conning shares as soon as possible after successful completion of the tender offer if the Conning shares are then eligible for such termination.

     If registration of the Conning shares is not terminated prior to the merger, then the registration of the Conning shares under the Securities Exchange Act and the quotation of the Conning shares on the NASDAQ will be terminated following the completion of the merger.

     MARGIN REGULATIONS. The Conning shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Conning shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of the Conning shares and the number and market value of publicly held Conning shares, following the purchase of Conning shares pursuant to the tender offer, the Conning shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Conning shares under the Securities Exchange Act were terminated, the Conning shares would no longer constitute "margin securities."

7. INFORMATION CONCERNING CONNING

     According to Conning's Form 10-K for the fiscal year ending December 31, 1999, Conning's principal executive offices are located at 700 Market Street, St. Louis, Missouri 63101, and Conning's telephone number is (314) 444-0498.

     The following description of Conning and its business has been taken from Conning's Form 10-K for the fiscal year ended December 31, 1999, and is qualified in its entirety by reference to such report: Conning provides asset management services primarily to insurance companies and institutional investors, manages private equity funds investing in insurance and insurance-related companies, and conducts in-depth research on the insurance industry.

     The selected financial information of Conning and its consolidated subsidiaries set forth below has been excerpted and derived from Conning's Form 10-K for the fiscal year ending December 31, 1999 and from Conning's Form 10-Q for the period ending September 30, 1999. More comprehensive financial and other information is included in those reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Conning with the SEC. The financial information set forth below is qualified in its entirety by reference to the reports and documents filed by Conning with the SEC and the financial statements and related notes that they contain. You can examine these reports and other documents and obtain copies of them in the manner set forth below.

                               BALANCE SHEET DATA

                                                   AS AT                AS AT
                                             DECEMBER 31, 1999    DECEMBER 31, 1998
                                             -----------------    -----------------
Current assets.............................    $102,015,046          $71,556,346
Noncurrent assets..........................      64,165,909           50,921,777
Current liabilities........................      67,465,244           38,765,638
Noncurrent liabilities.....................       3,052,500            3,535,897
Book value per share -- basic..............            6.96                 6.05
Book value per share -- diluted............            6.74                 5.48

                             INCOME STATEMENT DATA

                                                YEAR ENDED           YEAR ENDED
                                             DECEMBER 31, 1999    DECEMBER 31, 1998
                                             -----------------    -----------------
Income per common share from continuing
  operations -- basic......................        $1.66                $1.75
Income per common share from continuing
  operations -- diluted....................         1.61                 1.64
Net income per common share -- basic.......         0.99                 1.00
Net income per common share -- diluted.....         0.95                 0.93

     Conning files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Conning's SEC filings should also be available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

     Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this offer to purchase with respect to Conning or any of its subsidiaries or affiliates or for any failure by Conning to disclose events that may have occurred or may affect the significance or accuracy of any such information.

     In the course of the discussions between us and Conning, we prepared our projections of Conning's future operating performance (the "MetLife Projections"). The MetLife Projections contain several assumptions that Conning did not make in preparing its October 1999 projections, including Conning's transfer to us of investment management responsibility over most of the assets contained in the general account of General American Life Insurance and its insurance subsidiaries; excluding RGA. See Section 8. The MetLife Projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, do not reflect the impact, if any, of the recent resignations of certain senior executives (as described in notes 3 and 10 on pages 18 and 19), and are included in this offer to purchase only because we prepared them. Neither we nor Conning, nor either of our respective financial advisors nor the Dealer Manager assumes any responsibility for the accuracy of the MetLife Projections. Although presented with numerical specificity, the MetLife Projections are based upon a variety of assumptions relating to the businesses of Conning that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of us and Conning. There can be no assurance that the MetLife Projections will be realized, and actual results may vary materially from those shown.

     Set forth below is a summary of the MetLife Projections, adjusted to take into account the loss of revenues attributable to Conning's assignment to MetLife, at the request of General American Life Insurance, of investment management responsibility over most of the general account assets of General

American Life Insurance and its insurance subsidiaries (excluding RGA). The MetLife Projections should be read together with the financial statements of Conning referred to herein.

                              CONNING CORPORATION

                            THE METLIFE PROJECTIONS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                            FISCAL YEAR ENDED
                                             -----------------------------------------------
                                             DEC. 31, 2000    DEC. 31, 2001    DEC. 31, 2002
                                             -------------    -------------    -------------
Total Revenue..............................     $82.00           $91.10           $99.00
Net income.................................       9.30            11.90            12.90
Earnings per share.........................       0.68             0.87             0.94

     In October 1999, Conning management also prepared projections of Conning's operating performance as part of its annual budgeting and planning process. Conning management provided us with a copy of these projections during the course of our discussions with Conning. These projections, which were prepared in October 1999, estimated total revenue for 2000, 2001 and 2002 to be $102 million, $112 million and $124 million, respectively; net income for 2000, 2001 and 2002 to be $15 million, $18 million and $21 million, respectively; and earnings per share for 2000, 2001 and 2002 to be $1.06, $1.24 and $1.45, respectively. During the course of our negotiations, we also received the Management Projections (as defined on page 9). Conning's October 1999 projections differ from the MetLife Projections primarily because Conning's projections do not, and the MetLife Projections do, take into account (a) Conning's recent assignment to MetLife, at the request of General American Life Insurance, of investment management responsibility over most of the general account assets of General American Life Insurance and (b) Conning's assignment to MetLife, to be made in the near-term, of investment management responsibility over most of the general account assets of General American Life Insurance's insurance subsidiaries, excluding RGA. The MetLife Projections differ from the Management Projections because different values were placed on the decreases in revenues and expenses in connection with Conning's loss of investment management responsibility over such assets. See Section 8. Conning did not prepare these projections with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The projections are included in this offer to purchase only because Conning provided them to us. Neither we nor Conning, nor either of our respective financial advisors nor the Dealer Manager assumes any responsibility for the accuracy of Conning's projections. Although presented with numerical specificity, Conning's projections are based upon a variety of assumptions relating to the businesses of Conning which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of us and Conning. There can be no assurance that Conning's projections will be realized, and actual results may vary materially from those shown.

8. INFORMATION CONCERNING METLIFE AND PURCHASER

     MetLife is a New York life insurance company whose principal executive offices are located at One Madison Avenue, New York, New York 10010, and whose telephone number is (212) 578-2211. Headquartered in New York City since 1868, MetLife is a leading provider of insurance and financial services to a broad spectrum of individual and group customers. MetLife, with approximately $420 billion of assets under management (as of December 31, 1999, on a pro forma basis, including the acquisition of GenAmerica), provides individual insurance and investment products to approximately 9 million households in the United States. In addition, the corporations and institutions that MetLife provides with group insurance and investment products have approximately 33 million employees and members. MetLife also has international insurance operations in ten countries, with a focus on the Asia/Pacific region, Latin America and selected European countries.

     MetLife beneficially owns 8,304,995 Conning shares, which are approximately 60.4% of the outstanding Conning shares. This percentage amount is based upon the number of Conning shares outstanding as of March 3, 2000, as represented to us by Conning in the merger agreement. In addition, Richard A. Liddy, Senior Executive Vice-President of MetLife, beneficially owns 57,500 Conning shares.

     Purchaser's principal executive offices are located at One Madison Avenue, New York, New York 10010, and its telephone number is (212) 578-2211. Purchaser is a newly formed Missouri corporation and an indirect wholly owned subsidiary of MetLife. Purchaser has not conducted any business other than in connection with the tender offer and the merger.

     The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of MetLife and Purchaser are set forth in Schedule I to this offer to purchase.

     None of MetLife, Purchaser or, to the best knowledge of MetLife and Purchaser, any of the persons listed in Schedule I to this offer to purchase, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws or finding any violation of such laws.

     Except as set forth elsewhere in this offer to purchase or Schedule I to this offer to purchase: (a) neither we nor, to our knowledge, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of ours or of any of the persons so listed, beneficially owns or has a right to acquire any Conning shares or any other equity securities of Conning; (b) neither we nor, to our knowledge, any of the individuals or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Conning shares or any other equity securities of Conning during the past 60 days; (c) neither we nor, to our knowledge, any of the persons listed in Schedule I to this offer to purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Conning (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between us or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I, on the one hand, and Conning or any of its executive officers, directors or affiliates, on the other hand; and (e) in the past two years, there have been no contacts, negotiations or transactions between us or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I, on the one hand, and Conning or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     CONNING CAPITAL PARTNERS VI, L.P. On March 9, 2000, MetLife became a limited partner of Conning Capital Partners VI, L.P. ("Fund VI"), which is a private equity fund whose general partner is partially owned by two subsidiaries of Conning and certain employees of Conning's private equity group. Conning and its subsidiaries' capital commitment to Fund VI is $20 million. MetLife's capital commitment to Fund VI is 5.5% of the total capital commitments of all partners of Fund VI (without regard to the amount of MetLife's capital commitment). However, MetLife's total capital commitment to Fund VI is subject to a cap of $27.5 million, and the total capital commitments of MetLife and Conning to Fund VI are subject to an aggregate cap of $47.5 million. As of March 9, 2000, the total capital commitments of Fund VI were approximately $163.5 million (including MetLife's capital commitment of approximately $9 million).

     INVESTMENT MANAGEMENT SERVICES. For a number of years, pursuant to various investment advisory agreements, Conning (through its subsidiary Conning Asset Management Company) has provided investment management services, including investment advisory services, portfolio management services and back-office services (such as accounting services) in respect of the general account assets of General American Life Insurance and its insurance subsidiaries (including RGA). As of December 31, 1999, these general account assets had a market value of approximately $10.6 billion. In 1999, Conning received approximately $12.4 million in fees for providing these services relating to these general account assets. MetLife acquired indirect ownership of these general account assets (except for a 57.9% interest in the general account assets of RGA and its subsidiaries) when it completed its acquisition of GenAmerica Corporation, General American Life Insurance's parent, on January 6, 2000. MetLife's general policy is to manage its own general account assets and the general account assets of its insurance subsidiaries, rather than retain the services of third-party asset managers such as Conning. Because of this policy, beginning in March 2000, following receipt of approval from the Missouri Department of Insurance, Conning Asset Management Company began to transfer to MetLife, at the request of General American Life Insurance, investment management responsibility over the general account assets of General American Life Insurance (except for approximately $1.6 billion of real estate mortgage assets). In a series of two additional phases (beginning no later than June 30, 2000 and ending no later than September 30, 2000), Conning Asset Management Company will transfer to MetLife its portfolio management and back-office responsibilities in respect of these general account assets (except for the real estate mortgage assets). MetLife and Conning Asset Management Company are also in the process of effectuating similar transfers of investment advisory, portfolio management and back-office responsibility in respect of the general account assets of General American Life Insurance's insurance subsidiaries (other than RGA). These transfers will be subject to the approval of various state insurance departments. In general, the fees that MetLife will be charging General American Life Insurance and such subsidiaries (other than RGA) for its services will be lower than the fees that Conning Asset Management Company charged for the same services. As a result of these transfers, Conning Asset Management Company will no longer provide investment management services with respect to the general account assets of General American Life Insurance and its subsidiaries (other than in respect of the real estate mortgage assets and the general account assets of RGA and its insurance subsidiaries). Therefore, Conning Asset Management Company will receive significantly lower asset management fees from General American Life Insurance and its insurance subsidiaries (other than RGA).

9. THE MERGER AGREEMENT AND THE MERGER

     THE MERGER AGREEMENT. The following summary description of the merger agreement is qualified in its entirety by reference to the agreement itself, which we have filed as Exhibit (d)(l) to the Schedule TO that we have filed with the SEC. You may examine and copy the Schedule TO as set forth in Section 7, except that it will not be available at the regional offices of the SEC.

     THE TENDER OFFER. The merger agreement provides for the tender offer by Purchaser under the terms described in Section 1.

     THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions to the merger, Conning and Purchaser will take such actions to make the merger effective. As a result of the merger, the separate corporate existence of Purchaser will cease and Conning will continue as the surviving corporation. At the effective time of the merger (the "Effective Time"), each Conning share issued and outstanding immediately prior to the Effective Time (other than any Conning shares held by MetLife or any wholly owned subsidiary of MetLife, in the treasury of Conning or by any wholly owned subsidiary of Conning, which Conning shares will remain outstanding or in the treasury of Conning, as the case may be, and any Conning shares held by stockholders who shall have properly demanded and perfected appraisal rights under Missouri law) will be canceled and retired and will be converted into the right to receive the tender offer price, without interest thereon. At the Effective Time, shares of common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into Conning shares.

     The directors of Conning immediately prior to the Effective Time and three directors to be determined by MetLife will be the initial directors of Conning and the officers of Conning immediately before the Effective Time will remain as officers of Conning after the Effective Time. At the Effective

Time, the articles of incorporation of Purchaser will be the articles of incorporation of Conning, except that it will provide that the company will be named "Conning Corporation." The merger agreement also provides that the bylaws of Purchaser will become the bylaws of Conning, subject to a requirement in the merger agreement that certain indemnification provisions be preserved. See
"-- Indemnification; Directors' and Officers' Insurance."

     If required by law in order to consummate the merger, Conning will (a) prepare and file with the SEC a preliminary proxy statement relating to the merger agreement, (b) use reasonable best efforts to have it cleared by the SEC and to cause a definitive proxy statement to be mailed to Conning stockholders, and (c) convene a special meeting of Conning stockholders for the purpose of considering and taking action upon the merger agreement.

     Notwithstanding the foregoing, if Purchaser acquires pursuant to the tender offer such number of Conning shares that, when aggregated with the Conning shares MetLife already beneficially owns, represents at least 90% of the outstanding Conning shares, the parties to the merger agreement will take all necessary and appropriate actions to cause the merger to become effective as soon as practicable after the acceptance for payment of and payment for the Conning shares by Purchaser pursuant to the tender offer without a meeting of Conning stockholders, in accordance with, and to the extent permitted by the Missouri General and Business Corporation Law (the "MGBCL").

     STOCK OPTIONS AND REPLACEMENT AWARDS. Prior to the completion of the tender offer, the Conning board of directors (or, if appropriate, any committee thereof) will take all actions necessary to provide for the cancellation, at the Effective Time, of all outstanding Stock Options that have been granted under any Stock Plans.

     Conning will also take all actions necessary to provide for, as of the Effective Time, (a) the termination of all Stock Plans, and (b) the deletion of any provisions in any other plan, program or arrangement that provides for the issuance or grant of any other interest in the capital stock of Conning or any of its subsidiaries.

     In connection with the cancellation of the Stock Options, holders of Stock Options will receive replacement awards that will be substituted for the Stock Options. Under the replacement award program, all employees that hold Stock Options as of the Effective Time will receive either (a) a cash payment equal to the product of (1) the total number of Conning shares subject to such Stock Option and (2) the excess of $12.50 over the per share exercise price of the Stock Option; or (b) a deferred payment. In the case of non-qualified options, the deferred payment will be equal to the present value of the Stock Options, calculated using a Black-Scholes formula. In the case of incentive stock options, the deferred payment will equal the greater of (a) the Black-Scholes value of the Stock Options and (b) the excess of $12.50 over the per share exercise price of the Stock Option, plus an additional payment representing the value of the loss of the favorable tax treatment of incentive stock options calculated based on such excess. All deferred awards will bear interest. The replacement award program is subject to change, provided that the program remains consistent with its current terms or with any amendment to which Conning, MetLife and Purchaser mutually agree.

     REPRESENTATIONS AND WARRANTIES. Conning has made customary representations and warranties to MetLife and Purchaser in the merger agreement with respect to:

-  organization, qualification and         -  brokers
subsidiaries
-  capitalization                          -  absence of certain changes
-  authority                               -  taxes
-  SEC reports and financial statements    -  intellectual property
-  information to be included in the       -  opinion of the financial advisor to
   proxy statement and other documents     the Conning special committee
-  consents and approvals                  -  material contracts
-  absence of defaults                     -  insurance
-  absence of undisclosed liabilities      -  affiliated transactions
-  litigation                              -  investment contracts, funds and
                                           clients
-  permits                                 -  Conning Broker/Dealers
-  employee benefit matters                -  takeover statutes

     MetLife and Purchaser made customary representations and warranties to Conning with respect:

-  organization and qualification          -  financing
-  authority                               -  ownership of Conning shares
-  consents and approvals                  -  conduct of business of Purchaser
-  information to be included in the
   proxy statement and other documents

     COVENANTS. The merger agreement obligates Conning and its subsidiaries, from the date of the merger agreement until the Effective Time, to conduct their businesses in the ordinary course consistent with past practice. The merger agreement also obligates Conning and its subsidiaries to use their reasonable best efforts to preserve intact their business organizations, to keep available the services of their present officers and key employees and to preserve their business relationships. In addition, the merger agreement contains specific restrictive covenants as to certain impermissible activities prior to the earlier of the Effective Time without the prior written consent of MetLife relating to, among other things:

-  amendments to Conning's articles of     -  issuances or sales of its securities
   incorporation or by-laws
                                           -  dividends in excess of $.05 per
-  changes in capital structure            quarter
-  repurchases or redemptions of           -  assumption of debt
securities
                                           -  material acquisitions or dispositions
-  adoption of another plan of merger
                                           -  changes in accounting methods
-  increases in compensation or adoption
   of new benefit plans                    -  additional obligations to indemnify
                                           officers and directors
-  tax elections
-  settlement of litigation and certain
   other material events or transactions.

     In the event Conning seeks MetLife's consent to take any of the aforementioned actions, MetLife must respond within seven days.

     ACQUISITION PROPOSALS. Under the merger agreement, Conning must promptly advise MetLife of the receipt of any inquiries, discussions, negotiations or proposals relating to an acquisition proposal, such as (a) a merger, consolidation or other business combination involving Conning or its subsidiaries, or (b) the acquisition of any capital stock or any material portion of the assets of Conning or its subsidiaries. Conning must identify for MetLife the offeror and the terms of any acquisition proposal and must promptly advise

MetLife of any material development relating to such proposal, including the results of any discussions or negotiations. Neither Conning nor any of its subsidiaries may provide any non-public information to any third party (other than MetLife, Purchaser or any of their respective affiliates or advisors) without having entered into a customary confidentiality agreement with respect to such information.

     EFFORTS. Upon the terms and conditions contained in the merger agreement, MetLife, Purchaser and Conning have agreed to use their reasonable best efforts
(a) to do all things necessary, proper or advisable under any applicable law to consummate as promptly as practicable the transactions contemplated by the merger agreement, and (b) to cause the Effective Time to occur as soon as practicable after the stockholder vote, if any. Moreover, if, after the Effective Time any further action is necessary to carry out the purposes of the merger agreement, the proper officers and directors of MetLife, Purchaser and Conning will use reasonable best efforts to take such necessary action.

     In addition, none of MetLife, Purchaser or Conning may take any action that would reasonably be expected to delay materially the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity that must be obtained prior to the completion of the tender offer or the merger. The parties to the merger must promptly consult with one another and provide any necessary information with respect to all filings with any governmental entity, and must otherwise cooperate in responding to governmental entities. However, MetLife is not required to (a) enter into any agreement with any governmental entity or to consent to any order, decree or judgment requiring MetLife to hold separate or divest, or to restrict the dominion or control of Purchaser or any of its affiliates over, any of the assets, properties or businesses of Purchaser, its affiliates or Conning, in each case, as in existence on the date of the merger agreement, or (b) defend against any litigation brought by any governmental entity seeking to prevent the completion of the transactions contemplated by the merger agreement.

     CONSENTS. MetLife, Purchaser and Conning will use all reasonable efforts to obtain consents of all third parties and governmental entities necessary, proper or advisable for the completion of the transactions contemplated by the merger agreement.

     PUBLIC ANNOUNCEMENTS. MetLife, Purchaser and Conning have agreed to consult one another before issuing any press release or other public statements with respect to the tender offer or the merger, and each has agreed not to issue any such press release or make any such public statement prior to consultation, except as may be required by law or in accordance with any listing agreement that they may have with any securities exchange or NASDAQ.

     EMPLOYEE BENEFIT PLANS. Subject to the following paragraph, Purchaser, Conning and its subsidiaries will honor, without modification, all contracts, agreements and other commitments of the parties prior to the date of the merger agreement that apply to any current or former employee or current or former director of Conning or its subsidiaries. However, this undertaking will not prevent MetLife, Purchaser or Conning or its subsidiaries from enforcing or complying with any of these commitments in accordance with its terms, including, exercising any right permitted thereunder or under applicable law to amend, modify, suspend, revoke or terminate any such commitment in whole or in part. Any workforce reductions carried out following the Effective Time by MetLife, Conning or any of its subsidiaries with respect to employees of Conning and its subsidiaries shall be carried out in accordance with all laws and regulations governing the employment relationship and termination thereof, including the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder and any analogous state or local law.

     Each of the company employee benefit plans (other than the Stock Plans) (as defined in the merger agreement) in effect as of the date of the merger agreement will be maintained with respect to the employees or former employees of Conning and its subsidiaries who are covered by any such company employee benefit plan immediately prior to the Effective Time (the "Affiliated Employees") until MetLife, Purchaser or Conning or its subsidiaries otherwise determines after the Effective Time. However, the merger agreement does not limit any right contained in any such company employee benefit plan or under applicable law to amend, modify, suspend, revoke or terminate any such company employee benefit plan. Nonetheless, MetLife, Purchaser, Conning or their respective subsidiaries will cause the Affiliated Employees to be provided with employee benefits for a period of not less than one year following the

Effective Time that are no less favorable in the aggregate than those provided to similarly situated employees of MetLife and its affiliates. Without limiting the foregoing, with respect to any benefit plan established to replace any company employee benefit plan (other than the Stock Plans) (each such plan, a "New Plan"), each participant in any such company employee benefit plan shall receive credit for purposes of eligibility to participate and vesting under such New Plan for service credited for the corresponding purpose under such company employee benefit plan; however, such crediting of service will not operate to duplicate any benefit to any such participant or the funding for any such benefit or cause any such company employee benefit plan or New Plan to fail to comply with the applicable provisions of the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended.

     With respect to any New Plan that is a welfare benefit plan, other than limitations, exclusions or waiting periods that are already in effect with respect to Affiliated Employees and that have not been satisfied as of the Effective Time, such New Plan shall waive all limitations to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements and provide each Affiliated Employee with full credit for co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements applicable to the same calendar year under such New Plan.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The parties agreed that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Conning and its subsidiaries in effect as of the date of the merger agreement with respect to matters occurring prior to the Effective Time shall survive the Effective Time and shall continue in full force and effect. To the maximum extent permitted by law, this indemnification will be mandatory rather than permissive, and Conning will advance expenses to those persons who are indemnified.

     In addition, after the Effective Time, MetLife and Conning will jointly and severally, to the fullest extent permitted by law, defend and hold harmless everyone who serves as a director of Conning between the date of the merger agreement and the Effective Time against all expenses, claims, damages, liabilities and amounts paid in settlement that relate to the transactions contemplated by the merger agreement. However, neither MetLife nor Conning will be liable for any settlement effected without its written consent, which consent may not be unreasonably withheld. Under this indemnification, MetLife and Conning also will pay the reasonable fees and expenses of counsel representing directors seeking indemnification, as long as this counsel is reasonably satisfactory to MetLife and Conning. MetLife and Conning will promptly reimburse these directors for any documented expenses they reasonably incur.

     After the Effective Time, Conning will maintain, for six years, the policies of the directors' and officers' liability and fiduciary insurance that are currently in effect. Nonetheless, Conning may substitute policies of at least the same coverage containing terms and conditions that are no less advantageous to the beneficiaries so long as this substitution does not result in gaps or lapses in coverage.

     If Conning consolidates with or merges into any other entity and is not the surviving corporation or if Conning transfers or conveys all or any substantial portion of its properties and assets to any person, then proper provision will be made so that, the successors and assigns of Conning assume the obligations of indemnification described above.

     NOTIFICATION OF CERTAIN MATTERS. The parties to the merger agreement agreed to notify one another promptly of any of the following:

     - any fact that would be reasonably likely to cause (a) any representation or warranty to be untrue or inaccurate in any material respect, or (b) any covenant, condition or agreement not to be complied with or satisfied in any material respect;

     - any failure to comply with or satisfy any covenant, condition or agreement; and

     - any notice or other communication from any third party alleging that its consent may be required to complete any of the transactions contemplated by the merger agreement.

     STATE TAKEOVER LAWS. Upon MetLife's request, Conning will take all reasonable steps to assist in any challenge by Purchaser to the validity or applicability of any state takeover law to any transaction contemplated by the merger agreement.

     STOCKHOLDER LITIGATION. Conning will give MetLife reasonable opportunity to participate in the defense of any stockholder litigation against Conning or its officers and directors relating to the transactions contemplated by the merger agreement.

     CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the merger agreement, the obligations of MetLife, Purchaser and Conning to complete the merger are subject to the satisfaction of each of the following conditions:

     - Conning will have obtained the approval of the merger agreement by the holders of at least two-thirds of the outstanding Conning shares, unless, after the tender offer, MetLife beneficially owns at least 90% of the Conning shares, in which case no vote is necessary;

     - Purchaser will have accepted for payment Conning shares pursuant to the tender offer in accordance with the terms of the tender offer; and

     - no law or ruling of any court of competent jurisdiction or any governmental entity will have restrained, enjoined or prohibited the completion of the merger, and there will not have been any statute, rule or regulation that prevents the completion of the merger or has the effect of making the purchase of Conning shares illegal.

     In addition, the obligations of MetLife and Purchaser are conditioned on the following:

     - Conning's representations and warranties in the merger agreement must be true and correct on the date of the merger agreement and at the Effective Time (except to the extent any such representation or warranty expressly speaks as of an earlier or different date), unless any inaccuracy of the representations and warranties would not, in the aggregate, be reasonably expected to have a material adverse effect on Conning;

     - Conning must have performed all obligations required by the merger agreement, unless non-performance would not, in the aggregate, reasonably be expected to have a material adverse effect on Conning or prevent completion of the merger;

     - an executive officer of Conning must have signed and delivered to MetLife a certificate regarding satisfaction of the two preceding conditions; and

     - no holder of Stock Options or other options, warrants, rights or agreements will have any right to receive any Conning shares upon exercise of his Stock Option or other options, warrants, rights or agreements.

     In addition, the obligations of Conning are conditioned on the following:

     - MetLife's and Purchaser's representations and warranties in the merger agreement must be true and correct on the date of the merger agreement and at the Effective Time (except to the extent any such representation or warranty expressly speaks as of an earlier or different date), unless any inaccuracy of the representations and warranties would not, in the aggregate, be reasonably expected to have a material adverse effect on MetLife;

     - MetLife and Purchaser must have performed all obligations required by the merger agreement, unless non-performance would not, in the aggregate, reasonably be expected to have a material adverse effect on the Company or prevent completion of the merger; and

     - an executive officer of MetLife must have signed and delivered to Conning a certificate regarding satisfaction of the two preceding conditions.

     TERMINATION. The merger agreement may be terminated and the tender offer and the merger may be abandoned at any time prior to the Effective Time, even after any approval by Conning stockholders:

     - by the mutual written consent of MetLife and Conning;

     - by MetLife or Conning if any law or any ruling of a court of competent jurisdiction or governmental entity has restrained, enjoined or prohibited the completion of the merger, or there exists any statute, rule or regulation that prevents the completion of the merger or has the effect of making the purchase of Conning shares illegal;

     - by MetLife or Conning if the Effective Time has not occurred by September 9, 2000;

     - by MetLife if, due to an occurrence or circumstance that would result in a failure to satisfy any of the Tender Offer Conditions, Purchaser shall have (a) failed to commence the tender offer within the time prescribed by the merger agreement, (b) terminated the tender offer without having accepted any Conning shares for payment thereunder, or (c) failed to pay for Conning shares pursuant to the tender offer by July 9, 2000, unless the failure to satisfy any of the Tender Offer Conditions has been caused by a material breach of any of MetLife's or Purchaser's representations, warranties or covenants;

     - by Conning if, due to an occurrence or circumstance that would result in a failure to satisfy any of the Tender Offer Conditions, Purchaser shall have (a) failed to commence the tender offer within the time period prescribed by the merger agreement, (b) terminated the tender offer without having accepted any Conning shares for payment or (c) failed to pay for Conning shares pursuant to the tender offer by July 9, 2000, unless, the failure to satisfy any of the Tender Offer Conditions has been caused by a material breach of any of Conning's representations, warranties or covenants;

     - by Conning if, before Purchaser acquires any Conning shares in the tender offer, the Conning special committee approves or recommends another offer or an agreement with a third party to effect an acquisition transaction with terms that the Conning special committee has determined in good faith (a) to be more favorable to Conning and Conning stockholders (other than MetLife and Purchaser) than the tender offer and the merger, and (b) require approval or else the Conning special committee would be breaching its fiduciary duties;

     - by MetLife if the Conning special committee (a) shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the tender offer, the merger agreement or the merger, (b) shall have approved or recommended another offer or an agreement to effect a proposal made by a third party to effect an acquisition transaction, or
       (c) shall have resolved to effect any of the foregoing;

     - by MetLife if the Minimum Condition shall not have been satisfied by the initially scheduled Expiration Date of the tender offer and on or prior to this Expiration Date any person shall have made a proposal or public announcement or communication to Conning with respect to an acquisition transaction; or

     - by MetLife or Conning in the event of any of (a) a material breach by the other party of any representation or warranty contained in the merger agreement if this breach cannot be or has not been cured within 20 business days after the giving of written notice, (b) a material breach by the other party of any of the obligations or agreements contained herein if this breach cannot be or has not been cured within 20 business days after the giving of written notice to the breaching party of such breach, or (c) Conning has incurred a material adverse effect (in which case MetLife may terminate the merger agreement) or MetLife has incurred a material adverse effect (in which case Conning may terminate the merger agreement).

     EFFECT OF TERMINATION. If MetLife, Purchaser or Conning terminates the merger agreement, it will become void and have no effect, except that each party will bear its own expenses. No party, and none of its directors, officers or shareholders, will have any liability, except as may arise from the breach of the merger agreement.

     AMENDMENT. MetLife, Purchaser and Conning may amend the merger agreement by mutual written consent at any time before the Effective Time. However, if Conning stockholders approve the merger agreement, then, after this approval, no amendment that requires their approval can be made without their approval.

     WAIVER. At any time before the Effective Time, any party to the merger agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party, or (c) waive compliance by the other party with any of the agreements or conditions. Any agreement to any extension or waiver will be valid only if set forth in a signed, written instrument. The failure of any party to assert any of its rights under the merger agreement will not constitute a waiver of its rights.

     STATUTORY REQUIREMENTS. In general, under the MGBCL, a merger of two Missouri corporations requires (a) the board of directors of each of the corporations desiring to merge to approve a plan of merger containing provisions with respect to certain statutorily specified matters and (b) the stockholders of each corporation to approve the plan of merger. The stockholders of a corporation can approve a plan of merger with the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote on such merger. According to Conning's articles of incorporation, the Conning shares are the only securities of Conning that entitle the holders thereof to voting rights.

     The MGBCL also provides that, if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the tender offer or otherwise, Purchaser acquires or controls the voting power of at least 90% of the Conning shares, Purchaser could, and intends to, effect the merger without prior notice to, or any action by, any other Conning stockholder.

     EFFECTS OF INABILITY TO CONSUMMATE THE MERGER. Pursuant to the merger agreement, following the completion of the tender offer and subject to certain other conditions, Purchaser will be merged with Conning. If, following the tender offer, Missouri law requires the approval of Conning stockholders in order to complete the merger, Conning will submit the merger to Conning stockholders for approval. Unless the Minimum Condition is satisfied, there can be no assurance that the required vote of the Conning stockholders will be obtained. Moreover, there can be no assurance that all other conditions to the merger (as described in Sections 9 and 12) will be satisfied. Therefore, it is possible that the merger will not be completed.

     If the merger is completed, Conning stockholders that elected not to tender their Conning shares in the tender offer will receive the same amount of consideration in exchange for each Conning share as they would have received in the tender offer.

     MetLife already controls more than 50% of the outstanding Conning shares. If the merger is not completed, Conning stockholders, other than those affiliated with MetLife, will lack sufficient voting power to elect directors or to cause other actions to be taken that require majority approval. If, for any reason, the merger is not completed, MetLife reserves the right (a) to acquire additional Conning shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the tender offer, or (b) subject to any applicable legal restrictions, to dispose of any or all Conning shares controlled by MetLife.

     APPRAISAL RIGHTS. No appraisal rights are available in connection with the tender offer. However, if the merger is completed, Conning stockholders will have certain rights under Sections 351.447 and 351.455 of the MGBCL to dissent and demand appraisal of, and payment of the fair value of, their Conning shares. Such rights, if the statutory procedures (as outlined below) were complied with, could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Conning shares. Any such judicial determination of the fair value of Conning shares could be based upon considerations other than, or in addition to, the price paid in the tender offer and the market value of the Conning shares, including asset values and the investment value of the Conning shares. The value so determined could be more or less than the purchase price per the applicable Conning share pursuant to the tender offer or the consideration per the applicable Conning share to be paid in the merger. The judicial determination of fair value is made as of (a) the day prior to the date on which such vote is taken if completion of the merger requires a stockholder vote; and (b) immediately prior to the merger, exclusive of any element of value arising from the expectation or accomplishment of the merger, if completion of the merger does not require a stockholder vote. In either case, the stockholder is entitled to interest on the fair value to the date of judgment.

     STATUTORY PROCEDURES FOR EXERCISING APPRAISAL RIGHTS. If completion of the merger requires a stockholder vote, a stockholder who wishes to exercise appraisal rights must (a) file with Conning, prior to or at the meeting at which Conning stockholders will vote on the merger, a written objection to the merger;
(b) not vote in favor of the merger; and (c) within 20 days after the merger is effected, make written demand on Conning for payment of the fair value of his Conning shares as of the day prior to the date on which the vote was taken. The written demand must state the number and class of the Conning shares that the dissenting stockholder owns. Any stockholder who fails to make demand within the requisite 20-day period will be conclusively presumed to have consented to the merger and will be bound by its terms. If, within 30 days after the date on which the merger is effected, the dissenting stockholder and Conning agree upon the value of the dissenting stockholder's Conning shares, payment will be made, within 90 days after the date on which the merger is effected, upon the dissenting stockholder's surrender of his Conning Certificates. Payment of the agreed value will terminate the stockholder's interest in Conning shares and in Conning. If the dissenting stockholder and Conning cannot agree upon the value of the dissenting stockholder's Conning shares, the dissenting stockholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the County of Cole in the State of Missouri asking for a judicial determination of the fair value of his Conning shares as of the day prior to the date on which the vote was taken. If the dissenting stockholder fails to file the petition within such time, he and all persons claiming under him will be conclusively presumed to have approved and ratified the merger, and will be bound by its terms. The judgment will be payable only upon and simultaneously with the dissenting stockholder's surrender of his Conning Certificates. Upon payment of the judgment, the dissenting stockholder will cease to have any interest in his Conning shares and in Conning. A dissenting stockholder's right to be paid the fair value of his Conning shares will cease if and when Conning abandons the merger.

     If completion of the merger does not require a stockholder vote, Conning will notify each stockholder that the merger has become effective within ten days after the Effective Date. Within 20 days after the mailing of this notice, a stockholder who wishes to exercise appraisal rights must make a written demand to Conning for payment of the value of his Conning shares immediately prior to the merger exclusive of any element of value arising from the expectation or accomplishment of the merger. After this 20-day period expires, the dissenting stockholder and Conning will have 30 days to agree upon the value of the dissenting stockholder's Conning shares. If the dissenting stockholder and Conning cannot agree, the dissenting stockholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the County of Cole in the State of Missouri asking for a judicial determination of the fair value of his Conning shares immediately prior to the merger exclusive of any element of value arising from the expectation or accomplishment of the merger. If the dissenting stockholder fails to file such a petition within such time, he and all persons claiming under him will be conclusively presumed to have approved and ratified the merger, and will be bound by its terms. The judgment will be payable only upon and simultaneously with the dissenting stockholder's surrender to Conning of his Certificates. Upon payment of the judgment, the dissenting stockholder will cease to have any interest in his Conning shares and in Conning.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE SUBSTANTIVE RIGHTS OF, OR THE PROCEDURES TO BE FOLLOWED BY, STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS
351.447 AND 351.455 OF THE MGBCL.

     THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE MGBCL.

     PLANS FOR CONNING. If MetLife acquires 100% control of Conning, it is MetLife's present intent to operate Conning as a subsidiary under Conning's current name. In addition, MetLife may make nominations to the Conning board of directors to appoint individuals to fill current vacancies on the Conning board of directors. MetLife also reserves the right to replace current Conning board members. In addition, MetLife reserves the right to make recommendations to the Conning board of directors to appoint individuals to fill vacant senior management positions that may exist at Conning from time to time. Conning announced, on March 9, 2000, that the Conning board of directors named James L. Lipscomb as President and Chief Executive Officer, succeeding Arthur C. Reeds, III, who announced his resignation effective immediately. Mr. Reeds will remain on the Conning board of directors. Mr. Lipscomb, a Senior Vice President at MetLife, has had a wide range of experience at MetLife, including investments, and, most recently, was in charge of corporate planning.

     MetLife will conduct a further review of Conning and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. After such review, MetLife will determine what actions or further changes, if any, would be desirable in light of the circumstances that then exist, and reserves the right to effect such actions or changes. MetLife's decisions could be affected by information hereafter obtained, changes in general economic or market conditions or in the business of Conning or its subsidiaries, actions by Conning or its subsidiaries, and other factors.

     Except as described in this offer to purchase, MetLife and its affiliates have no present plans or proposals that would require disclosure under United States federal securities laws.

     PROVISIONS FOR UNAFFILIATED STOCKHOLDERS. MetLife will not grant Conning stockholders that are unaffiliated with MetLife access to the corporate files of MetLife. MetLife will not provide unaffiliated Conning stockholders with counsel or appraisal services at the expense of MetLife.

10. SOURCE AND AMOUNT OF FUNDS

     Purchaser estimates that the total amount of funds required to purchase all outstanding Conning shares pursuant to the tender offer, to pay the replacement awards that will be substituted for the Stock Options and to pay related fees and expenses will be approximately $88 million. The funds necessary to purchase Conning shares pursuant to the tender offer, to pay the replacement awards and to pay related fees and expenses will be derived from MetLife's working capital.

11. DIVIDENDS AND DISTRIBUTIONS

     Conning may not, without the prior written consent of MetLife, split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends not to exceed $0.05 per share per quarter, or redeem or otherwise acquire any of its securities.

12. CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the tender offer, Purchaser is not required to accept for payment or (subject to any applicable rules and regulations of the SEC) pay for, and may delay the acceptance for payment of, any tendered Conning shares and may terminate or, subject to the terms of the merger agreement, amend the tender offer, unless (a) the Minimum Condition shall have been satisfied, and (b) at any time on or after execution of the merger agreement and before the acceptance for payment for Conning shares, none of the following conditions exists or has occurred and remains in effect:

     (1) there is pending any action by any governmental entity, or any law proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the tender offer:

        - seeking to or that does prohibit or impose any material limitations on MetLife's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or Conning's or any of its subsidiaries' businesses or assets, or to compel MetLife or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Conning or MetLife or Purchaser and their respective subsidiaries, in each case, taken as a whole,

        - seeking to or that does make the acceptance for payment of, or the payment for, some or all of the Conning shares illegal or otherwise prohibiting, restricting or significantly delaying consummation of the tender offer or the merger or the performance of any of the other transactions contemplated by the merger agreement, or seeking to obtain from Conning or Purchaser any damages that are material in MetLife's view in relation to Conning and its subsidiaries as taken as a whole,

        - seeking to or that does impose material limitations on the ability of Purchaser, or render Purchaser unable, to acquire or hold or to exercise effectively all rights of ownership of the Conning shares, including, the right to vote any Conning shares purchased by Purchaser on all matters properly presented to Conning stockholders, or effectively to control in any material respect in MetLife's view the business, assets or operations of Conning, its subsidiaries or Purchaser or any of their respective affiliates,

        - seeking to or that does impose circumstances under which the purchase or payment for some or all of the Conning shares pursuant to the tender offer and merger could reasonably be expected to have a material adverse effect on Purchaser, or

        - that otherwise would reasonably be expected to have a material adverse effect on Conning; or

     (2) there has occurred any change that could reasonably be expected to constitute a material adverse effect on Conning; or

     (3) there has occurred (A) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. or the NASDAQ for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),
         (C) the commencement of a war or other international or national calamity, directly or indirectly, involving the United States, (D) any mandatory limitation by any United States governmental authority or agency that would reasonably be expected to have a material adverse effect on the extension of credit by banks or other financial institutions, or (E) in the case of any of the foregoing, existing at the date of the execution of the merger agreement, a material acceleration or worsening thereof; or

     (4) the merger agreement has been terminated in accordance with its terms;
         or

     (5) (A) the Conning special committee has withdrawn, changed or modified (including by amendment of Conning's Solicitation/Recommendation Statement on Schedule 14D-9) in a manner adverse to Purchaser or MetLife its approval or recommendation of the tender offer, the merger agreement or the merger or has recommended an acquisition proposal, or has adopted any resolution to effect any of the foregoing, (B) the Conning special committee has recommended any proposal other than this agreement in respect of an acquisition proposal, (C) the Conning special committee has continued discussions with any third party concerning an acquisition proposal for more than ten business days after the date of receipt of such acquisition proposal, or (D) an acquisition proposal that is publicly disclosed and that contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) has been commenced, publicly proposed or communicated to Conning and the Conning special committee has not rejected such proposal within ten business days of the earlier to occur of (i) Conning's receipt of such acquisition proposal and (ii) the date such acquisition proposal first becomes publicly disclosed; or

     (6) not all consents, permits and approvals of governmental entities and other persons have been obtained without material adverse conditions attached and material expenses imposed on Conning or any of its subsidiaries; or

     (7) the representations and warranties of Conning set forth in the merger agreement are not true and correct as of the date of the merger agreement or on and as of the Expiration Date as though made on and as of the Expiration Date (except to the extent any such representation or warranty expressly speaks as of an earlier or different date, and except for changes contemplated or permitted by the terms hereof), except, in either case, where the failure of such representations and warranties to be so true and correct would not, in the aggregate, be reasonably likely to have a material adverse effect on Conning; or

     (8) Conning has not performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the Expiration Date.

     The foregoing conditions are for the sole benefit of MetLife and Purchaser. MetLife or Purchaser may assert the failure of any of the conditions regardless of the circumstances (other than any circumstance arising solely by any action or inaction by MetLife or Purchaser) giving rise to any such failure. The conditions may be waived by MetLife or Purchaser in whole or in part at any time. The failure by MetLife or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time.

     A public announcement may be made of a material change in, or waiver of, such conditions. The tender offer may, in certain circumstances, be extended in connection with any such change or waiver.

     Purchaser acknowledges that the SEC believes that (a) if Purchaser is delayed in accepting the Conning shares it must either extend the tender offer or terminate the tender offer and promptly return the Conning shares, and (b) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the tender offer, except with respect to most required regulatory approvals.

13. LEGAL AND REGULATORY MATTERS

     Except as set forth in this offer to purchase, based on our review of publicly available filings by Conning with the SEC and other information regarding Conning, we are not aware of any licenses or regulatory permits that appear to be material to the business of Conning and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Conning shares in the tender offer. In addition, we are not aware of any filings, approvals or other actions by or with any governmental entity or administrative or regulatory agency that would be required for our acquisition or ownership of the Conning shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described under "-- Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions, or that adverse consequences might not result to Conning's or its subsidiaries' businesses, or that certain parts of Conning's, MetLife's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Conning shares in the tender offer. See "Introduction" and Section 12 for a description of the conditions to the tender offer.

     STATE TAKEOVER LAWS. A number of states (including Missouri, where Conning is incorporated) have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the tender offer or the merger, we believe that those laws conflict with United States federal law and are an unconstitutional burden on interstate commerce. In 1982, the United States Supreme Court, in Edgar v. Mite Corp., invalidated, on constitutional grounds, the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp.
v. Dynamics Corp. of America, the United States Supreme Court held that the State of Indiana could, as a matter of corporate law, and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Conning Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     We have not attempted to comply with any state takeover statutes in connection with the tender offer or the merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the tender offer or the merger, and nothing in this tender offer to purchase nor any action that we take in connection with the tender offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the tender offer or the merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the tender offer or the merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Conning shares tendered in the tender offer or be delayed in continuing or consummating the tender offer. In that case, we may not be obligated to accept for purchase, or pay for, any Conning shares tendered. See Section 12.

     ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission, certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. However, the acquisition of Conning shares by Purchaser pursuant to the tender offer is not subject to these requirements because MetLife and its affiliates currently own in excess of 50% of the outstanding Conning shares.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Conning shares by Purchaser pursuant to the tender offer. At any time before or after the purchase of Conning shares pursuant to the tender offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Conning shares pursuant to the tender offer or seeking the divestiture of Conning shares purchased by Purchaser or the divestiture of substantial assets of MetLife or its subsidiaries. Private parties and the state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to MetLife relating to the businesses in which MetLife, Conning and their respective affiliates are engaged, MetLife believes that the tender offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the tender offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

     STOCKHOLDER LITIGATION. Conning, MetLife and certain of Conning's directors have been named as defendants in three purported stockholder class actions. Two of these actions have been filed in the Supreme Court of the State of New York, County of New York, and are captioned Shive v. Metropolitan Life Ins. Co. and Hamann v. Metropolitan Life Ins. Co. The third action was filed in the Circuit Court of the City of Saint Louis, 22d Circuit, State of Missouri, and is captioned Moritz v. Reeds. The allegations in all three cases (the "Actions") are substantially similar, and each complaint in the Actions alleges that

(a) the MetLife proposal of $10.50 was unfair, (b) MetLife and the Conning directors were breaching their fiduciary duties to the stockholders of Conning not affiliated with MetLife in connection with the MetLife proposal, and (c) appropriate steps were not being taken to insure that the stockholders of Conning not affiliated with MetLife would receive fair value for their Conning shares in any transaction that might occur. As relief, the complaints in the Actions sought, among other things, an injunction against completion of the original MetLife proposal.

     On March 8, 2000, as the result of negotiations between counsel for parties in the Actions, an agreement in principle was reached providing for the settlement of the Actions, subject to Court approval and the completion of the merger, among other things. As part of the proposed settlement, the defendants have acknowledged that the pendency of the Actions and the efforts of plaintiffs' counsel were significant factors that led to the increase in the MetLife offer from $10.50 per share to $12.50 per share.

14. FEES AND EXPENSES

     Credit Suisse First Boston is acting as the Dealer Manager in connection with the tender offer and has provided certain financial advisory services to MetLife in connection with the tender offer and the merger. We will pay Credit Suisse First Boston a customary transaction fee for its services and will reimburse Credit Suisse First Boston for reasonable out-of-pocket expenses. We have agreed to indemnify Credit Suisse First Boston and its affiliates and certain other persons against certain liabilities and expenses in connection with their services as the Dealer Manager and financial advisor, including liabilities under the United States federal securities laws. At any time, Credit Suisse First Boston and its affiliates may actively trade Conning shares for their own account or for the accounts of customers, and, accordingly, may at any time hold a long or short position in Conning shares.

     We have retained MacKenzie Partners as Information Agent in connection with the tender offer. The Information Agent may contact holders of Conning shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the tender offer to beneficial owners of Conning shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the tender offer, including certain liabilities under the United States federal securities laws.

     In addition, we have retained ChaseMellon Shareholder Services as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the tender offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     MetLife has paid or will be responsible for paying certain out-of-pocket expenses and the following expenses incurred or estimated to be incurred in connection with the tender offer and the merger:

                                                          IN THOUSANDS
                                                          ------------
Dealer Manager and Financial Advisor....................     $  750
Legal...................................................        500
Filing..................................................         19
Information Agent.......................................          5
Depositary..............................................         15
Printing................................................         50

     Conning has paid or will be responsible for paying the following expenses incurred or estimated to be incurred in connection with the tender offer and the merger:

                                                          IN THOUSANDS
                                                          ------------
Financial Advisor.......................................     $1,100
Legal...................................................        505

     Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Conning shares pursuant to the tender offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

15. MISCELLANEOUS

     We are not aware of any jurisdiction in which the making of the tender offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the tender offer or the acceptance of Conning shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the tender offer to, nor will we accept tenders from or on behalf of, the holders of Conning shares in that state.

     We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the tender offer, and may file amendments to the Schedule TO. The Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 7 with respect to information concerning Conning, except that copies will not be available at the regional offices of the SEC.

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF THAT IS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION.

     Neither the delivery of the offer to purchase nor any purchase pursuant to the tender offer will, under any circumstances, create any implication that there has been no change in the affairs of MetLife, Purchaser, Conning or any of their respective subsidiaries since the date as of which information is furnished or the date of this offer to purchase.

     THE MATTERS DISCUSSED UNDER THE HEADING "SPECIAL FACTORS" AND IN SECTION 7 CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. STOCKHOLDERS ARE CAUTIONED THAT, IN ADDITION TO THE OTHER FACTORS SET FORTH UNDER THE HEADING "SPECIAL FACTORS," THE FOLLOWING FACTORS MAY CAUSE CONNING'S ACTUAL FINANCIAL PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS: (a) SUPPLY AND DEMAND FOR CONNING'S PRODUCTS AND SERVICES; (b) COMPETITIVE PRICING PRESSURES; AND (c) CHANGES IN INDUSTRY LAWS AND REGULATION.

                                          CC MERGER SUB INC.

March 20, 2000

                                                                      SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF METLIFE AND PURCHASER

     DIRECTORS AND EXECUTIVE OFFICERS OF METLIFE. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of MetLife. Unless otherwise indicated below, each occupation set forth opposite each individual refers to employment with MetLife. The business address of each such individual is c/o MetLife, One Madison Avenue, New York, New York 10010, and each such individual is a citizen of the United States of America, except for Mr. Tweedie who is a citizen of the United Kingdom and Canada.

NAME                                                           POSITION
----                                                           --------
Robert H. Benmosche......................  Chairman, President, Chief Executive Officer and
                                           Director
Curtis H. Barnette.......................  Director
Gerald Clark.............................  Vice-Chairman, Chief Investment Officer and
                                           Director
Joan Ganz Cooney.........................  Director
Burton A. Dole, Jr.......................  Director
James R. Houghton........................  Director
Harry P. Kamen...........................  Director
Helene L. Kaplan.........................  Director
Charles M. Leighton......................  Director
Allen E. Murray..........................  Director
Stewart G. Nagler........................  Vice-Chairman, Chief Financial Officer and
                                           Director
John J. Phelan, Jr.......................  Director
Hugh B. Price............................  Director
Robert G. Schwartz.......................  Director
Ruth J. Simmons..........................  Director
William C. Steere, Jr....................  Director
Gary A. Beller...........................  Senior Executive Vice-President and General
                                           Counsel
James M. Benson..........................  President, Individual Business; Chairman, Chief
                                           Executive Officer and President, New England Life
                                           Insurance Company
C. Robert Henrikson......................  President, Institutional Business
Richard A. Liddy.........................  Senior Executive Vice-President
Catherine A. Rein........................  Senior Executive Vice-President; President and
                                           Chief Executive Officer of Metropolitan Property
                                           and Casualty Insurance Company
William J. Toppeta.......................  President, Client Services and Chief
                                           Administrative Officer
John H. Tweedie..........................  Senior Executive Vice-President
Lisa M. Weber............................  Executive Vice-President, Human Resources
Judy E. Weiss............................  Executive Vice-President and Chief Actuary

     DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, each occupation set forth opposite each individual refers to employment with Purchaser. The business address of each such individual is c/o MetLife, One Madison Avenue, New York, New York 10010, and each such individual is a citizen of the United States of America.

NAME                                                           POSITION
----                                                           --------
Gary A. Beller...........................  President and Chairman of the Board
Terence Lennon...........................  Vice-President and Treasurer
Jane Weinberg............................  Vice-President and Secretary

     Robert H. Benmosche has been a director of MetLife since 1997. Mr. Benmosche has been Chairman of the Board, President and Chief Executive Officer of MetLife since July 1998, was President and Chief Operating Officer of MetLife from November 1997 to June 1998, and was Executive Vice-President of MetLife from September 1995 to October 1997. Previously, he was Executive Vice-President of PaineWebber Group Incorporated from 1989 to 1995.

     Curtis H. Barnette has been a director of MetLife since 1994. Mr. Barnette has been Chairman of the Board and Chief Executive Officer of Bethlehem Steel Corporation since November 1992. He is a director of Owens Corning Incorporated.

     Gerald Clark has been a director of MetLife since 1997. Mr. Clark has been Vice-Chairman of the Board and Chief Investment Officer of MetLife since July 1998, was Senior Executive Vice-President and Chief Investment Officer of MetLife from December 1995 to July 1998 and was Executive Vice-President and Chief Investment Officer of MetLife from September 1992 to December 1995. Mr. Clark is a director of Credit Suisse Group.

     Joan Ganz Cooney has been a director of MetLife since 1980. Ms. Cooney has been Chairman of the Executive Committee of Children's Television Workshop since 1990. Ms. Cooney is a director of Johnson & Johnson Inc.

     Burton A. Dole, Jr. has been a director of MetLife since 1996. Mr. Dole was Chairman of the Board of Nellcor Puritan Bennett, Incorporated from 1995 until his retirement in 1997. He had been the Chairman of the Board, President and Chief Executive Officer of Puritan Bennett from 1986 to 1995 and the President and Chief Executive Officer of Puritan Bennett from 1980 to 1986.

     James R. Houghton has been a director of MetLife since 1975. Mr. Houghton has been Chairman of the Board Emeritus of Corning Incorporated since 1996. He was the Chairman of the Board of Corning from 1983 until his retirement in 1996. Mr. Houghton is a director of Corning, Exxon Corporation and J.P. Morgan & Co. Incorporated.

     Harry P. Kamen has been a director of MetLife since 1992. He was the Chairman of the Board and Chief Executive Officer of MetLife from April 1993 until his retirement in July 1998 and, in addition, was President of MetLife from December 1995 to November 1997. Mr. Kamen is a director of Banco Santander Central Hispano SA (Spain), Bethlehem Steel Corporation, National Association of Securities Dealers, Inc., Nvest Corporation, a subsidiary of MetLife, and Pfizer, Inc.

     Helene L. Kaplan has been a director of MetLife since 1987. Ms. Kaplan is of counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Ms. Kaplan is a director of Bell Atlantic Corporation, The Chase Manhattan Corporation, The May Department Stores Company and Exxon Mobil Corporation.

     Charles M. Leighton has been a director of MetLife since 1996. Mr. Leighton was the Chairman and Chief Executive Officer of the CML Group, Inc. from 1969 until his retirement in March 1998. CML Group filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in December 1998. Mr. Leighton is a director of Nvest.

     Allen E. Murray has been a director of MetLife since 1983. Mr. Murray was Chairman of the Board, President and Chief Executive Officer of Mobil Corporation from February 1986 until March 1993, and was Chairman of the Board and Chief Executive Officer of Mobil from March 1993 until his retirement in

March 1994. Mr. Murray is a director of Morgan Stanley Dean Witter & Co. and Minnesota Mining & Manufacturing Company.

     Stewart G. Nagler has been a director of MetLife since 1997. Mr. Nagler has been Vice-Chairman of the Board and Chief Financial Officer of MetLife since July 1998, and was Senior Executive Vice-President and Chief Financial Officer of MetLife from April 1993 to July 1998.

     John J. Phelan, Jr. has been a director of MetLife since 1985. Mr. Phelan has been a senior advisor to the Boston Consulting Group since 1992. Prior to that time, Mr. Phelan was Chairman and Chief Executive Officer of the New York Stock Exchange. Mr. Phelan is a director of Eastman Kodak Company and Merrill Lynch & Co., Inc.

     Hugh B. Price has been a director of MetLife since 1994. Mr. Price has been President and Chief Executive Officer of the National Urban League, Inc. since 1994. Mr. Price is a director of Sears, Roebuck and Co. and Bell Atlantic Corporation.

     Robert G. Schwartz has been a director of MetLife since 1980. Mr. Schwartz was Chairman of the Board, President and Chief Executive Officer of MetLife from September 1989 until his retirement in March 1993. Mr. Schwartz is a director of COMSAT Corporation, Consolidated Edison Company of New York, Inc., Lowe's Companies, Inc. and Potlatch Corporation. Mr. Schwartz will be retiring from the MetLife board of directors effective on March 31, 2000, after his 72nd birthday.

     Ruth J. Simmons has been a director of MetLife since 1995. Dr. Simmons has been President of Smith College since 1995. Prior to that time, she was Vice-Provost of Princeton University from 1992 to 1995. Dr. Simmons is a director of Goldman, Sachs & Co., Pfizer Inc. and Texas Instruments, Inc.

     William G. Steere, Jr. has been a director of MetLife since 1997. Mr. Steere has been Chairman of the Board and Chief Executive Officer of Pfizer since 1992. Mr. Steere is a director of Dow Jones & Company, Inc., Minerals Technologies, Inc. and Texaco Inc.

     Gary A. Beller has been Senior Executive Vice-President and General Counsel of MetLife since February 1998. He was Executive Vice-President and General Counsel of MetLife from August 1996 to January 1998. Mr. Beller served as Executive Vice-President and Chief Legal Officer of MetLife from November 1994 to July 1996.

     James M. Benson has been President of Individual Business of MetLife since May 1999. He has been Chairman of the Board of New England Life Insurance Company since May 1998, Chief Executive Officer of New England Life since January 1998, and President of New England Life since June 1997. He was Chief Operating Officer of New England Life from June 1997 to December 1997. Mr. Benson was the President and Chief Operating Officer of The Equitable Companies Incorporated from February 1996 to May 1997, and was President of The Equitable Life Assurance Society of the United States from February 1994 to May 1997, and Chief Executive Officer from February 1996 to May 1997, and Chief Operating Officer of the Equitable Life Assurance Society from February 1994 to February 1996.

     C. Robert Henrikson has been President of Institutional Business of MetLife since May 1999. He was Senior Executive Vice-President, Institutional Business of MetLife, from December 1997 to May 1999, Executive Vice-President, Institutional Business of MetLife, from January 1996 to December 1997, Executive Vice-President, Pensions of MetLife, from January 1995 to January 1996, and Senior Vice-President, Pensions of MetLife, from January 1991 to January 1995.

     Terence Lennon has been Executive Vice-President of Government Relations, Compliance and Public Relations (previously called Corporate Special Services) since January 1998. He was Executive Vice-President of Planning and Mergers & Acquisitions from January 1997 to January 1998. He was Senior Vice-President of Mergers & Acquisitions from March 1994 to December 1996.

     Richard A. Liddy has been Senior Executive Vice-President of MetLife since February 2000. He has been Chairman of GenAmerica since January 1997. Prior to that time he served in various executive capacities at General American Life Insurance. Mr. Liddy is a director of RGA, Conning, Brown Shoe Company, Ralston Purina Company, Energizer Holdings, Inc. and Ameren Corporation.

     Catherine A. Rein has been President and Chief Executive Officer of Metropolitan Property and Casualty Insurance Company since March 1999. She has been Senior Executive Vice-President of MetLife since February 1998 and was Executive Vice-President of MetLife from October 1989 to February 1998. Ms. Rein is a director of Corning Incorporated, The Bank of New York Company, Inc. and GPU, Inc.

     William J. Toppeta has been President of Client Services and Chief Administrative Officer of MetLife since May 1999. He was Senior Executive Vice-President, Head of Client Services, of MetLife from March 1999 to May 1999, Senior Executive Vice-President, Individual Business, of MetLife from February 1998 to March 1999, Executive Vice-President, Individual Business, of MetLife from July 1996 to February 1998, Senior Vice-President, of MetLife from October 1995 to July 1996 and President and Chief Executive Officer, Canadian Operations, of MetLife from January 1994 to October 1995.

     John H. Tweedie has been Senior Executive Vice-President, Finance and International, of MetLife since March 1999. He was Senior Executive Vice-President of MetLife from May 1998 to March 1999 and Executive Vice-President from January 1994 to April 1998.

     Lisa M. Weber has been Executive Vice-President of MetLife since December 1999 and head of Human Resources of MetLife since March 1998. She was Senior Vice-President of MetLife from March 1998 to November 1999. Previously, she was Senior Vice-President of Human Resources of PaineWebber Group Incorporated, where she was employed for ten years.

     Judy E. Weiss has been Executive Vice-President and Chief Actuary of MetLife since February 1998. She was Senior Vice-President and Chief Actuary of MetLife from June 1996 to February 1998 and Senior Vice President from May 1991 to June 1996.

     Jane Weinberg has been Vice-President and Investment Counsel of MetLife since June 1999. Previously, she served as Associate General Counsel of MetLife.

     Facsimile copies of letters of transmittal, properly completed and duly executed, will be accepted. Letters of transmittal, Conning Certificates and any other required documents should be sent or delivered by each Conning stockholder or broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                    The Depositary for the tender offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

         By Mail:                   By Hand:              By Overnight Courier:

Reorganization Department   Reorganization Department   Reorganization Department
      P.O. Box 3301               120 Broadway             85 Challenger Road
South Hackensack, NJ 07606         13th Floor               Mail Stop - Reorg
                               New York, NY 10271       Ridgefield Park, NJ 07660

By Facsimile Transmission:                              Telephone to Confirm Fax:
      (201) 296-4293                                         (201) 296-4860

     You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth below. You may obtain additional copies of this offer to purchase, the letter of transmittal and other tender offer materials from the Information Agent or the Dealer Manager as set forth below, and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

                 The Information Agent for the tender offer is:

                                [MacKenzie Logo]

                                156 Fifth Avenue
                            New York, New York 10010

                          Call Collect (212) 929-5500
                         Call Toll Free (800) 322-2885

                  The Dealer Manager for the tender offer is:

                     Credit Suisse First Boston Corporation

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free (800) 646-4543